SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
               Pursuant to Section 12(b) or (g) of the Securities
                              Exchange Act of 1934


                      BELAIR CAPITAL FUND LLC (THE "FUND")
             (Exact name of registrant as specified in its charter)


        Massachusetts                                  04-3404037
        -------------                                  ----------
   (State of organization)                (I.R.S. Employer Identification No.)


        The Eaton Vance Building
255 State Street, Boston, Massachusetts                     02109
---------------------------------------                     -----
(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number:   617-482-8260
                               ----------------

Securities to be registered pursuant to Section 12(b) of the Act:    None
                                                                   --------

Securities to be registered pursuant to Section 12(g) of the Act:

           Limited Liability Company Interests in the Fund ("Shares")
           ----------------------------------------------------------
                                (Title of class)



                    The Exhibit Index is located on page 39.

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  BUSINESS

     Belair Capital Fund LLC (the "Fund") is a Massachusetts limited liability company organized in 1997 to provide diversification and tax-sensitive investment management to investors who are "qualified purchasers" as defined in
Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules thereunder. The Fund commenced its investment operations on February 6, 1998. The Fund conducted no operations prior to that date.

     The Fund seeks to achieve long-term, after-tax returns for qualified purchasers who have invested in the Fund ("Shareholders") by acquiring limited liability company interests ("Shares") in the Fund. The Fund pursues its investment objective primarily by investing indirectly in Tax-Managed Growth Portfolio (the "Portfolio"), a diversified, open-end management investment company registered under the 1940 Act, with net assets of approximately $8.70 billion as of December 31, 1998. The Portfolio was organized in 1995 as successor to the investment operations of Capital Exchange Fund, a mutual fund established in 1966 and managed from inception for long-term, after-tax returns. The Fund maintains its indirect investment in the Portfolio by investing in Belvedere Capital Fund Company LLC (the "Company"), a separate Massachusetts limited liability company that invests exclusively in the Portfolio. As of December 31, 1998, the investment assets of the Company consisted exclusively of an interest in the Portfolio with a value of $3.77 billion. As of such date, assets of the Fund invested in the Company totaled $2.00 billion.

     The investment objective of the Portfolio is to achieve long-term, after-tax returns for its investors by investing in a diversified portfolio of equity securities. The Portfolio emphasizes investments in common stocks of domestic and foreign growth companies that are considered to be high in quality and attractive in their long-term investment prospects. Under normal market conditions, the Portfolio will invest at least 65% of its assets in common stocks. Although the Portfolio may also invest in investment-grade preferred stocks and debt securities, purchases of such securities are normally limited to securities convertible into common stocks and temporary investments in short-term notes and government obligations. During periods in which the investment adviser to the Portfolio believes that returns on common stock investments may be unfavorable, the Portfolio may invest a portion of its assets in U.S. government obligations and high quality short-term notes. The Portfolio's holdings represent a number of different industries. Not more than 25% of the Portfolio's assets may be invested in the securities of issuers having their principal business activity in the same industry, determined as of the time of acquisition of any such securities.

     In its operations, the Portfolio seeks to achieve long-term, after-tax returns in part by minimizing the taxes incurred by investors in the Portfolio in connection with the Portfolio's investment income and realized capital gains. Taxes on investment income are minimized by investing primarily in lower-yielding securities. Taxes on realized capital gains are minimized by maintaining relatively low portfolio turnover and by avoiding or minimizing the sale of securities holdings with large accumulated capital gains. The Portfolio seeks to invest in a broadly diversified portfolio of stocks and to invest primarily in established companies with characteristics of above-average growth, predictability and stability that are acquired with the expectation of being held for a period of years. The Portfolio generally seeks to avoid realizing short-term capital gains. When a decision is made to sell a particular appreciated security, the Portfolio will select for sale the share lots resulting in the most favorable tax treatment, generally those with holding periods sufficient to qualify for long-term capital gains treatment that have the highest cost basis. The Portfolio may, when deemed prudent by its investment adviser, sell securities to realize capital losses that can be used to offset realized gains.

     To protect against price declines in securities holdings with large accumulated capital gains, the Portfolio may use various investment techniques, including, but not limited to, the purchase of put options on securities held, equity collars (combining the purchase of a put option and the sale of a call option), equity swaps, covered short sales, and the sale of stock index futures contracts. By using these techniques rather than selling such securities, the Portfolio can reduce its exposure to price declines in the securities without realizing substantial capital gains under current tax law. The Portfolio's ability to utilize covered short sales, certain equity swaps and certain equity collar strategies as a tax-efficient management technique with respect to holdings of appreciated securities is limited to circumstances in which the hedging transaction is closed out within thirty days after the end of the Portfolio's taxable year and the underlying appreciated securities position is held unhedged for at least the next sixty days after such hedging transaction is closed. The use of these investment techniques may require the Portfolio to commit or make available cash and, therefore, may not be available at such times as the Portfolio has limited holdings of cash.

     Separate from its investment in the Portfolio through the Company, the Fund invests through its subsidiary, Belair Real Estate Corporation ("BREC"), in a portfolio of income-producing preferred equity interests in real estate operating partnerships ("Partnership Preference Units") affiliated with real estate investment trusts ("REITs") that are publicly traded. Each issue of Partnership Preference Units held by BREC pays, or is expected to pay, regular quarterly dividends at fixed rates. None of the issues of Partnership Preference Units is or will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and each issue is thus subject to restrictions on transfer. BREC invests in Partnership Preference Units of issuers whose preferred equity or senior debt securities are deemed by its investment adviser to be of investment-grade quality. BREC may make other types of real estate investments, such as equity interests in private partnerships holding real properties subject to long-term leases and equity interests in other types of operating partnerships holding income-producing real properties.

     BREC is a Delaware corporation that intends to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code (the "Code"). As a REIT, BREC will not be subject to federal income tax to the extent that it distributes all of its earnings to its stockholders each year. The Fund owns 100% of the common stock issued by BREC, and intends to hold all of BREC's common stock at all times. As at December 31, 1998, assets of the Fund invested in BREC totaled $531.2 million.

     In addition to its investment in the Portfolio through the Company and its investment in BREC, the Fund may invest directly in traded physical commodities (other than precious metals) and certain other types of assets that are not securities. The Fund also held investments in Partnership Preference Units prior to the transfer of such investments to BREC in exchange for BREC stock upon the formation of BREC in November 1998 and thereafter. As of December 31, 1998, the Fund did not hold any of such investments directly.

     The Fund's investments through BREC in Partnership Preference Units are financed using borrowings under a seven-year revolving credit facility (the "Credit Facility") established with Merrill Lynch International Bank Limited. The Fund's obligations under the Credit Facility are secured by a pledge of its assets, including BREC common stock and shares of the Company. Borrowings under the Credit Facility are at an annual rate of LIBOR plus 0.45%, based on interest periods of one month to five years as selected by the Fund. Interest on outstanding borrowings is payable at the end of each interest period, but not less frequently than semi-annually. The Fund also pays a commitment fee of 0.10% on the unused loan commitment amount. As of December 31, 1998, outstanding borrowings under the Credit Facility totaled $583.0 million, and the unused loan commitment amount was $17.0 million.

     The Fund has entered into interest rate swap agreements with Merrill Lynch Capital Services, Inc. ("MLCS"), to lock in a positive spread between the distributions payable on BREC's current holdings of Partnership Preference Units and the interest cost of the associated Fund borrowings under the Credit Facility. The interest rate swap agreements are valued on an ongoing basis by the Fund's investment adviser. Fluctuations in value of the interest rate swap agreements partly offset fluctuations in value of the Partnership Preference Units derived from changes in general interest rates. Fluctuations in the value of the Partnership Preference Units derived from other factors besides general interest rate movements (including issuer-specific and sector-specific credit concerns and changes in interest rate spread relationships) are not offset by changes in the value of the interest rate swap agreements. The Fund has the right to terminate the interest rate swap agreements beginning in 2003, at dates corresponding approximately to the initial call dates of the Partnership Preference Units held by BREC. MLCS is a secured party under the Credit Facility. The obligations of MLCS under the arrangements are supported by the guarantee of Merrill Lynch & Co., Inc.

     The Fund issued Shares to Shareholders at closings taking place on February 6, April 20, and June 25, 1998. At the three closings, an aggregate of 17,179,862 Shares were issued in exchange for Shareholder contributions totaling $1,848.8 million. All Shareholder contributions (other than contributions by the Fund's Manager) were made in the form of securities. At each closing, all of the securities contributed by Shareholders were exchanged by the Fund into the Company for shares of the Company. Immediately thereafter, all of such securities were exchanged by the Company into the Portfolio for an interest in the Portfolio.

     Shares of the Fund were privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act who were "qualified purchasers" (as defined in Section 2(a)(51)(A) of the 1940 Act). The offering was conducted by Eaton Vance Distributors, Inc. ("EVD") as placement agent and by certain subagents appointed by EVD in reliance upon the exemption from registration provided by Rule 506 under the Securities Act.

     The Fund discontinued its private offering on June 25, 1998.

     The Fund has no officers or employees, inasmuch as its business affairs are conducted by its Manager, Eaton Vance Management ("EVM"), a Massachusetts business trust with offices at The Eaton Vance Building, 255 State Street, Boston, Massachusetts 02109, and its investment operations are conducted by its investment adviser, Boston Management and Research, a wholly-owned subsidiary of EVM.

ITEM 2.  FINANCIAL INFORMATION.

Table of Selected Financial Data
--------------------------------

Note: The Fund commenced its investment operations on February 6, 1998 (start of business), and the consolidated data referred to below reflects the period commencing on that date through December 31, 1998, the end of the Fund's first fiscal year.

Total investment income                                              $34,740,028

Interest expense                                                     $24,793,685

Total expenses (including interest expense)                          $32,933,527

Net investment income                                                 $1,806,501

Net realized loss                                                    $55,088,152

Net change in unrealized appreciation                               $213,360,195

Net increase in net assets from operations                          $160,078,544

Total assets                                                      $2,539,968,731

Loan payable                                                        $583,000,000

Net assets                                                        $1,932,848,372

Shares outstanding                                                    16,568,833

Net Asset Value and Redemption Price per Share                           $116.66

Distribution paid per Share                                                $0.43


Management's Discussion and Analysis of
Financial Condition and Result of Operations
--------------------------------------------

Results of Operations
---------------------

     Increases and decreases in the Fund's net asset value per Share are derived from net investment income, and realized and unrealized gains and losses on investments, including securities investments held through the Fund's indirect interest (through the Company) in the Portfolio, real estate investments held through BREC and any direct investments of the Fund. Expenses of the Fund include its pro-rata share of the expenses of BREC, the Company, and indirectly the Portfolio, as well as the actual and accrued expenses of the Fund. The Fund's most significant expense is interest incurred on borrowings under the Credit Facility. Fund borrowings are used primarily to finance the purchase of Partnership Preference Units through BREC. The interest paid on Fund borrowings is offset by the dividends earned from the Fund's indirect investment in Partnership Preference Units. The Fund's realized and unrealized gains and losses on investments are based on its allocated share of the realized and unrealized gains and losses of the Company, and indirectly the Portfolio, as well as realized and unrealized gains and losses on investments in Partnership Preference Units through BREC. The realized and unrealized gains and losses on investments have the most significant impact on the Fund's net asset value per Share and result from sales of such investments and changes in their underlying value. The investments of the Portfolio consist primarily of common stocks of domestic and foreign growth companies that are considered to be high in quality and attractive in their long-term investment prospects. Because the securities holdings of the Portfolio are broadly diversified, the performance of the Portfolio cannot be attributed to one particular stock or one particular industry or market sector. The performance of the Portfolio and the Fund are substantially influenced by the overall performance of the United States stock market, as well as by the relative performance versus the overall market of specific stocks and classes of stocks in which the Portfolio maintains large positions. Through the impact of interest rates on the valuation of the Fund's investments in Partnership Preference Units through BREC and its positions in interest rate swap agreements, the performance of the Fund is also affected by movements in interest rates and, particularly, changes in credit spread relationships. On a combined basis, the Fund's Partnership Preference Units and interest rate swaps generally decline in value when credit spreads widen (as fixed income markets grow more risk-averse) and generally increase in value when credit spreads tighten.

Results of Operations for the Period From the Start of Business to December 31, 1998
------------------------------------------------------------------

     The Fund achieved a total return of 17.1% during the period from its inception on February 6, 1998 until December 31, 1998. This return reflects an increase in the Fund's net asset value per Share from $100.00 to $116.66, and the payment of an income distribution of $0.43 per share at the conclusion of the year. For comparison, the S&P 500, an unmanaged index commonly used to measure the performance of U.S. stocks, had a total return of 24.3% over the same period.

     During 1998, U.S. equity market leadership came principally from the very largest capitalization stocks that dominate the S&P 500 and to a lesser extent, the holdings of the Portfolio. More than half of the returns of the S&P 500 in 1998 came from just 15 stocks - each of which is a mega-cap stock with a market value of more than $60 billion as of year-end. Of the 500 stocks in the Index, fewer than 145 stocks did as well as the index itself and a majority of S&P 500 stocks underperformed the index by more than 20%. Rarely has the leadership in the U.S. stock market been as narrow as it was in 1998.

     After an impressive rally in the first half of 1998, the U.S. stock market posted heavy losses from August to early October, then performed strongly in the fourth quarter. Investor confidence, bolstered by the Federal Reserve Board's interest rate cuts, modest economic growth, and low inflation, kept stock prices moving upward. The four-year period ending in 1998 marked the first time in history that the S&P 500 achieved four consecutive years of annual total returns of at least 20%.

     Volatility and narrow leadership were also characteristics of the fixed income markets in 1998. The Fund's performance during the year was negatively affected by markdowns in the valuation of holdings of Partnership Preference Units and the associated interest rate swap agreements. Although still wider than normal, by the end of the year credit spreads had begun to narrow after widening precipitously in the third quarter in reaction to financial turmoil in Russian and other economic hot spots around the globe.

Liquidity and Capital Resources
-------------------------------

     As of December 31, 1998, the Fund had outstanding borrowings of $583.0 million and unused loan commitments of $17.0 million under the Credit Facility established with Merrill Lynch International Bank Limited, the term of which extends until February 6, 2005. The Credit Facility is being used primarily to finance the Fund's investments in Partnership Preference Units and will continue to be used for such purposes in the future, as well as to provide for any short-term liquidity needs of the Fund. In the future, the Fund may increase the size of the Credit Facility (subject to lender consent) and the amount of outstanding borrowings thereunder for these purposes.

     The Fund may redeem shares of the Company at any time. Both the Company and the Portfolio follow the practice of normally meeting redemptions by distributing securities, consisting, in the case of the Company, of securities drawn from the Portfolio. The Company and the Portfolio may also meet redemptions by distributing cash. As of December 31, 1998, the Portfolio had cash and short-term investments totaling $432.4 million. The Portfolio participates in a $130 million multi-fund unsecured line of credit agreement with a group of banks. The Portfolio may temporarily borrow from the line of credit to satisfy redemption requests in cash or to settle investment transactions. The Portfolio had no outstanding borrowings at December 31, 1998. As of December 31,1998, the net assets of the Portfolio totaled $8,704.9 million. To ensure liquidity for investors in the Portfolio, the Portfolio may not invest more than 15% of its net assets in illiquid assets. As of December 31, 1998, restricted securities, which are considered illiquid, constituted 6.5% of the net assets of the Portfolio.

     The Partnership Preference Units held by BREC are not registered under the Securities Act and are subject to substantial restrictions on transfer. As such, they are considered illiquid.

     Redemptions of Fund Shares are met primarily by distributing securities drawn from the Portfolio, although cash may also be distributed. Shareholders generally do not have the right to receive the proceeds of Fund redemptions in cash.

Market Risks
------------

     The value of Fund Shares may not increase or may decline. The performance of the Fund fluctuates. There can be no assurance that the performance of the Fund will match that of the United States stock market or that of other equity funds. In managing the Portfolio for long-term, after-tax returns, the Portfolio's investment adviser generally seeks to avoid or minimize sales of securities with large accumulated capital gains, including contributed securities. Such securities constitute a substantial portion of the assets of the Portfolio. Although the Portfolio may utilize certain management strategies in lieu of selling appreciated securities, the Portfolio's, and hence the Fund's, exposure to losses during stock market declines may nonetheless be higher than that of funds that do not follow a general policy of avoiding sales of highly-appreciated securities.

     The Portfolio invests in securities issued by foreign companies and the Fund may acquire foreign investments. Foreign investments involve considerations and possible risks not typically associated with investing in the United States. The value of foreign investments to U.S. investors may be adversely affected by changes in currency rates. Foreign brokerage commissions, custody fees and other costs of investing are generally higher than in the United States, and foreign investments may be less liquid, more volatile and more subject to government regulation than in the United States. Foreign investments could be adversely affected by other factors not present in the United States, including expropriation, confiscatory taxation, lack of uniform accounting and auditing standards, armed conflict, and potential difficulty in enforcing contractual obligations.

     In managing the Portfolio, the investment adviser may purchase or sell derivative instruments (which derive their value by reference to other securities, indices, instruments, or currencies) to hedge against securities price declines and currency movements and to enhance returns. Such transactions may include, without limitation, the purchase and sale of stock index futures contracts and options on stock index futures; the purchase of put options and the sale of call options on securities held; equity swaps; and the purchase and sale of forward currency exchange contracts and currency futures. The Portfolio may make short sales of securities provided that an equal amount is held of the security sold short (a covered short sale) and may also lend portfolio securities. The Fund utilizes interest rate swap agreements to fix the cost of its borrowings over the term of the Credit Facility. In the future, the Fund may use other interest rate hedging arrangements (such as caps, floors and collars) to fix or limit borrowing costs. The use of these investment techniques is a specialized activity that may be considered speculative and which can expose the Fund and the Portfolio to significant risk of loss. Successful use of these investment techniques is subject to the ability and performance of the investment adviser. The Fund's and the Portfolio's ability to meet their investment objectives may be adversely affected by the use of these techniques. The writer of an option or a party to an equity swap may incur losses that substantially exceed the payments, if any, received from a counterparty. Swaps, caps, floors, collars and over-the-counter options are private contracts in which there is also a risk of loss in the event of a default on an obligation to pay by the counterparty. Such instruments may be difficult to value, may be illiquid and may be subject to wide swings in valuation caused by changes in the price of the underlying security, index, instrument or currency. In addition, if the Fund or the Portfolio has insufficient cash to meet margin, collateral or settlement requirements, it may have to sell assets to meet such requirements. Alternatively, should the Fund or the Portfolio fail to meet these requirements, the counterparty or broker may liquidate positions of the Fund or the Portfolio. The Portfolio may also have to sell or deliver securities holdings in the event that it is not able to purchase securities on the open market to cover its short positions or to close out or satisfy an exercise notice with respect to options positions it has sold. In any of these cases, such sales may be made at prices or in circumstances that the investment adviser considers unfavorable.

     The Portfolio's ability to utilize covered short sales, certain equity swaps and certain equity collar strategies (combining the purchase of a put option and the sale of a call option) as a tax-efficient management technique with respect to holdings of appreciated securities is limited to circumstances in which the hedging transaction is closed out within thirty days of the end of the Portfolio's taxable year and the underlying appreciated securities position is held unhedged for at least the next sixty days after such hedging transaction is closed. There can be no assurance that counterparties will at all times be willing to enter into covered short sales, interest rate hedges, equity swaps and other derivative instrument transactions on terms satisfactory to the Fund or the Portfolio. The Fund's and the Portfolio's ability to enter into such transactions may also be limited by covenants under the Credit Facility, the federal margin regulations and other laws and regulations. The Portfolio's use of certain investment techniques may be constrained because the Portfolio is a diversified, open-end management investment company registered under the 1940 Act and because other investors in the Portfolio are regulated investment companies under Subchapter M of the Code. Moreover, the Fund and the Portfolio are subject to restrictions under the federal securities laws on their ability to enter into transactions in respect of securities that are subject to restrictions on transfer pursuant to the Securities Act.

     Although intended to add to returns, the borrowing of funds to purchase Partnership Preference Units through BREC exposes the Fund to the risk that the returns achieved on the Partnership Preference Units will be lower than the cost of borrowing to purchase such assets and that the leveraging of the Fund to buy such assets will therefore diminish the returns to be achieved by the Fund as a whole. In addition, there is a risk that the availability of financing will be interrupted at some future time, requiring the Fund to sell assets to repay outstanding borrowings or a portion thereof. It may be necessary to make such sales at unfavorable prices. The Fund's obligations under the Credit Facility are secured by a pledge of its assets. In the event of default, the lender could elect to sell assets of the Fund without regard to consequences of such action for Shareholders. The rights of the lender to receive payments of interest on and repayments of principal of borrowings is senior to the rights of the Shareholders. Under the terms of the Credit Facility, the Fund is not permitted to make distributions of cash or securities while there is outstanding an event of default under the Credit Facility. During such periods, the Fund would not be able to honor redemption requests or make cash distributions.

     The Partnership Preference Units held by the Fund through its investment in BREC are subject to restrictions on transfer, including, among other restrictions, limitations on the manner of resale and the requirement that the general partner of the issuer consent to transfers. In addition, there is no active secondary market for any Partnership Preference Units that BREC holds. Accordingly, BREC's investments in Partnership Preference Units are illiquid. The success of BREC's investments in Partnership Preference Units depends in part on many factors related to the real estate market and to the issuing partnerships that may affect such partnerships' profitability and their ability to make distributions to holders of Partnership Preference Units. These factors include, without limitation, general economic conditions, the supply and demand for different types of real properties, the financial health of tenants, the timing of lease expirations and terminations, fluctuations in rental rates and operating costs, exposure to adverse environmental conditions and losses from casualty or condemnation, interest rates, availability of financing, managerial performance, government rules and regulations, and acts of God. Although BREC's investments in Partnership Preference Units are, to some degree, insulated from risk by virtue of their senior position relative to other equity interests in the issuing partnerships and by their diversification across a range of property types and geographic regions, the above-referenced factors can substantially affect the value and marketability of such investments over time. There can be no assurance that the investments in Partnership Preference Units will be an economic success.

     The valuations of Partnership Preference Units held by the Fund through its investment in BREC fluctuate over time to reflect, among other factors, changes in interest rates, changes in the perceived riskiness of such units (including call risk), changes in the perceived riskiness of comparable or similar securities trading in the public market and the relationship between supply and demand for comparable or similar securities trading in the public market. Increases in interest rates and increases in the perceived riskiness of such units or comparable or similar securities will adversely affect the valuation of the Partnership Preference Units. Fluctuations in the value of Partnership Preference Units derived from changes in general interest rates can be expected to be offset in part (but not entirely) by changes in the value of interest rate swap agreements or other interest rate hedges entered into by the Fund with respect to its borrowings under the Credit Facility. Fluctuations in the value of Partnership Preference Units derived from other factors besides general interest rate movements (including issuer-specific and sector-specific credit concerns and changes in interest rate spread relationships) will not be offset by changes in the value of interest rate swap agreements or other interest rate hedges entered into by the Fund. Changes in the valuation of the Partnership Preference Units not offset by changes in the valuation of interest rate swap agreements or other interest rate hedges entered into by the Fund will cause the performance of the Fund to deviate from the performance of the Portfolio. Over time, the performance of the Fund can be expected to be more volatile than the performance of the Portfolio.

ITEM 3.  PROPERTIES.

     The Fund does not own any physical properties, other than indirectly as a result of BREC's investments in Partnership Preference Units.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     (a) Security Ownership of Certain Beneficial Owners.

         To the knowledge of the Fund, no person beneficially owns more than five percent of the Shares of the Fund.

     (b) Security Ownership of Management.

         EVM, the Manager of the Fund, beneficially owned 1,104.088 Shares of the Fund as of April 15, 1999. None of the other entities or individuals named in response to Item 5 below beneficially owned Shares of the Fund as of April 15, 1999.

     (c) Changes in Control.

         Not applicable.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

     The Fund has no individual directors or executive officers. The Fund is managed by EVM. Each of the Fund, BREC and the Portfolio engage Boston Management and Research ("BMR"), a wholly-owned subsidiary of EVM, as investment adviser. EVM, its affiliates and predecessor companies have been investment advisers to individuals and institutions since 1924 and have been advising investment companies since 1931. BMR and EVM currently have assets under investment management of approximately $35 billion. EVM is a wholly-owned subsidiary of Eaton Vance Corp. ("EVC"), a publicly-held holding company which, through its subsidiaries and affiliates, engages primarily in investment management, administration and marketing activities. The non-voting common stock of EVC is listed and traded on the New York Stock Exchange. All shares of the voting common stock of EVC are held in a voting trust, the voting trustees of which are senior officers of the Eaton Vance organization. Eaton Vance, Inc. ("EV"), a wholly-owned subsidiary of EVC, is the sole trustee of EVM and of BMR, each of which is a Massachusetts business trust. The names of the executive officers and the directors of EV and their ages and principal occupations are set forth below:

DIRECTORS AND EXECUTIVE OFFICERS OF EATON VANCE, INC.

     James B. Hawkes, (57), is Chairman, President and Chief Executive Officer of EVM, BMR, EVC and EV and a Director of EVC and EV. He is also Director or Trustee and an officer of various investment companies managed by EVM or BMR and has been employed by the Eaton Vance organization for 28 years.

     Benjamin A. Rowland, Jr., (64), is a Vice President of EVM, BMR, EVC and EV and a Director of EVC and EV. He has been employed by the Eaton Vance organization for 32 years.

     Thomas E. Faust Jr., (40), is a Vice President of EVM, BMR, EVC and EV and Chief Equity Investment Officer of Eaton Vance and BMR. He is also an officer of various investment companies managed by EVM or BMR and has been employed by the Eaton Vance organization for 13 years.

     Alan R. Dynner, (58), is a Vice President and Chief Legal Officer of EVM, BMR, EVC and EV and an officer of various investment companies managed by EVM or BMR. He joined Eaton Vance on November 1, 1996. Prior to joining Eaton Vance, Mr. Dynner was a partner in the New York and Washington offices of the law firm of Kirkpatrick & Lockhart LLP. Mr. Dynner was Executive Vice President of Neuberger & Berman Management, Inc. from 1994 to 1995.

     William M. Steul, (56), is a Vice President and Chief Financial Officer of EVM, BMR, EVC and EV. He joined Eaton Vance in December 1994. Prior to joining Eaton Vance, Mr. Steul was an officer of Digital Equipment Corporation, including Vice President and Chief Financial Officer from June 1992 until May 1994.

ITEM 6.  EXECUTIVE COMPENSATION.

     Under the terms of the Fund's investment advisory and administrative agreement with BMR, BMR receives a monthly advisory and administrative fee at the rate of 1/20th of 1% (equivalent to 0.60% annually) of the average daily gross investment assets of the Fund reduced by that portion of the monthly advisory fee for such month payable by the Portfolio which is attributable to value of the Fund's investment in the Company. The term gross investment assets of the Fund is defined in the agreement to include the value of all assets of the Fund other than the Fund's investments in BREC, minus the sum of the Fund's liabilities other than the principal amount of money borrowed. The advisory fee payable for such month to BMR by the Portfolio in respect of the Fund's indirect investment in the Portfolio is credited toward the Fund's advisory and administrative fee payment. For the period commencing with the start of the Fund's business, February 6, 1998, through December 31, 1998, the advisory and administrative fees paid by the Fund to BMR, less the Fund's allocated share of the Portfolio's advisory fee, totaled $3,620,842.

     Under the terms of BREC's management agreement with BMR, BMR receives a monthly management fee at the rate of 1/20th of 1% (equivalent to 0.60% annually) of the average daily gross investment assets of BREC. The term gross investment assets of BREC is defined in the agreement to include the value of all assets of BREC, minus the sum of BREC's liabilities (other than any BREC liability with respect to the Fund's Credit Facility). For the period commencing with the start of BREC's business, November 24, 1998, through December 31, 1998, BREC paid BMR management fees of $304,212.

     Under the terms of the Portfolio's investment advisory agreement with BMR, BMR receives a monthly advisory fee at a base rate of 5/96 of 1% (equivalent to 0.625% annually) of the average daily net assets of the Portfolio up to $500 million. On net assets of $500 million or more the monthly fee is reduced and is computed as follows: 9/192 of 1% (equivalent to 0.5625% annually) of the average daily net assets of the Portfolio of $500 million but less than $1 billion; 1/24 of 1% (equivalent to 0.50% annually) of the average daily net assets of the Portfolio of $1 billion but less than $1.5 billion; 7/192 of 1% (equivalent to 0.4375% annually) of the average daily net assets of the Portfolio of $1.5 billion but less than $7 billion; 17/480 of 1% (equivalent to 0.425% annually) of the average daily net assets of the Portfolio of $7 billion but less than $10 billion; and 11/320 of 1% (equivalent to 0.4125% annually) of the average daily net assets of the Portfolio of $10 billion and above. As of December 31, 1998, net assets of the Portfolio totaled $8,704.9 million; at this asset level the investment advisory fee applicable to the Portfolio was at an annualized rate of 0.459% of net assets. As indicated above, the Fund's allocated share of the monthly advisory fee paid by the Portfolio to BMR is credited toward the Fund's advisory and administrative fee payments. For the period commencing with the start of the Fund's business, February 6, 1998, through December 31, 1998, the advisory fee applicable to the Portfolio was 0.478% of average net assets for such period, and the Fund's allocated portion of the fee amounted to $5,878,535.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     See the information set forth under Item 6 above.

     Shares of the Fund were privately placed with qualified purchasers pursuant to a placement agency agreement entered into between the Fund and EVD as exclusive placement agent. EVD is a wholly-owned subsidiary of EVM. EVD appointed certain securities dealers as subagents to participate in the private offering. No selling commissions were paid by the Fund on behalf of Shareholders making investment commitments of $5 million or more. The Fund paid a 1.5% selling commission to EVD on behalf of each Shareholder making an investment commitment of less than $2 million and a 1.0% selling commission to EVD on behalf of each Shareholder making an investment commitment of at least $2 million but less than $5 million. The selling commission paid by the Fund on behalf of a Shareholder was deducted from the contribution to the Fund by such Shareholder, thereby reducing the number of Shares of the Fund issued to the Shareholder. During the Fund's initial fiscal year ended December 31, 1998, the Fund paid selling commissions aggregating $8,445,747 pursuant to the placement agency agreement, and such selling commissions were paid by EVD to those subagents through which Shareholders invested in the Fund.

     Pursuant to a servicing agreement between the Company and EVD, the Company pays a servicing fee to EVD for providing certain services and information to direct and indirect investors in the Company. The servicing fee is paid on a quarterly basis, at an annual rate of 0.15% of the Company's average daily net assets. With respect to investors in the Company and Shareholders of the Fund who subscribed through a subagent, EVD will assign servicing responsibilities and fees to the applicable subagent, beginning twelve months after the issuance of shares of the Company or Shares of the Fund to such persons. The Fund will assume its allocated share of the Company's servicing fee. The servicing fee payable in respect of the Fund's investment in the Company is credited toward the Fund servicing fee described below. During the Fund's initial fiscal year ended December 31, 1998, the Company paid servicing fees aggregating $1,954,668 which were attributable to the Fund's investments in the Company, all of which fees were retained by EVD.

     Pursuant to a servicing agreement between the Fund and EVD, the Fund pays a servicing fee to EVD for providing certain services and information to the Shareholders of the Fund. The servicing fee is paid on a quarterly basis, at an annual rate of 0.20% of the Fund's average daily net assets. With respect to Shareholders who subscribed through a subagent, EVD will assign servicing responsibilities and fees to the applicable subagent, beginning twelve months after the issuance of Shares of the Fund to such persons. The Fund's allocated share of the servicing fee paid by the Company is credited toward the Fund's servicing fee payment, thereby reducing the amount of the servicing fee paid by the Fund. During the Fund's initial fiscal year ended December 31, 1998, the Fund paid servicing fees aggregating $550,623, all of which fees were retained by EVD.

     Shares of the Fund redeemed within three years of issuance are generally subject to a redemption fee equal to 1% of the net asset value of the Shares redeemed. The redemption fee is payable to BMR in cash by the Fund on behalf of the redeeming Shareholder. No redemption fee is imposed on Shares of the Fund held for at least three years, Shares acquired through the reinvestment of Fund distributions, Shares redeemed in connection with a tender offer or other extraordinary corporate event involving securities contributed by the redeeming Shareholder, or Shares redeemed following the death of all of the initial owners of the Shares redeemed. No redemption fee applies to redemptions by a Shareholder who, during any 12 month period, redeems less than 8% of the total number of Shares held by the Shareholder as of the beginning of such period. During the Fund's initial fiscal year ended December 31, 1998, BMR received redemption fees of $440,451 from the Fund on behalf of redeeming Shareholders.

ITEM 8.  LEGAL PROCEEDINGS.

     There are no material pending legal proceedings to which the Fund or BREC is a party or of which any of their property is the subject.

ITEM 9. NET ASSET VALUE OF AND DISTRIBUTIONS ON THE FUND'S SHARES AND RELATED SHAREHOLDER MATTERS.

     (a) Market Information, Restrictions on Transfer of Shares and Redemption of Shares.

     There is no established public trading market for the Shares of the Fund, and the transfer of Shares is severely restricted by the Operating Agreement of the Fund.

     Other than transfer to the Fund in a redemption, transfers of Shares are expressly prohibited without the consent of EVM, which consent may be withheld in its sold discretion for any reason or for no reason. The Shares have not been and will not be registered under the Securities Act, and may not be resold unless an exemption from such registration is available. Shareholders have no right to require registration of the Shares and the Fund does not intend to register the Shares under the Securities Act or take any action to cause an exemption (whether pursuant to Rule 144 of the Securities Act or otherwise) to be available. The Fund is not and will not be registered under the 1940 Act, and no transfer of Shares may be made that would, in the opinion of counsel to the Fund, result in the Fund being required to be registered under the 1940 Act. In addition, no transfer of Shares may be made unless, in the opinion of counsel for the Fund, such transfer would not result in termination of the Fund for purposes of Section 708 of the Code or result in the classification of the Fund as an association or a publicly traded partnership taxable as a corporation under the Code. In no event shall all or any part of a Shareholder's Shares be assigned to a minor or an incompetent, unless in trust for the benefit of such person. Shares may be sold, transferred, assigned or otherwise disposed of by a Shareholder only if, in the opinion of counsel, such transfer, assignment or disposition would not violate federal securities or state securities or "blue sky" laws (including investor qualification standards).

     Shares of the Fund may be redeemed on any business day. Redemptions of Shares held for at least three years will be met at net asset value. Shares redeemed within these years of issuance are generally subject to a redemption fee equal to 1% of the net asset value of the Shares redeemed. See Item 7 above. The Fund plans to meet redemption requests principally by distributing securities drawn from the Portfolio, but may also distribute cash. If requested by a redeeming Shareholder, the Fund will meet a redemption request by distributing securities that were contributed by the redeeming Shareholder, provided that such securities are held in the Portfolio at the time of redemption. The securities contributed by a Shareholder will not be distributed to any other Shareholder in the Fund (or to any other investor in the Company or the Portfolio) during the first seven years following their contribution. A shareholder redemption request within seven years of a contribution of securities by such Shareholder will ordinarily be met by distributing securities that were contributed by such Shareholder, prior to distributing to such Shareholder any other securities held in the Portfolio. Securities contributed by a Shareholder may be distributed to other Shareholders in the Fund (or to other investors in the Company or the Portfolio) after a holding period of at least seven years and, if so distributed, would not be available to meet subsequent redemption requests made by the contributing Shareholder. If requested by a redeeming Shareholder making a redemption of at least $1 million occurring more than seven years after such Shareholder's admission to the Fund, the Fund will generally distribute to the redeeming Shareholder a diversified basket of securities representing a range of industry groups that is drawn from the Portfolio, but the selection of individual securities would be made by BMR in its sole discretion. No Partnership Preference Units or real estate investments held by BREC will be distributed to meet a redemption request, and "restricted securities" will be distributed only to the Shareholder who contributed such securities or such Shareholder's successor in interest. Other than as set forth above, the allocation of each redemption between securities and cash and the selection of securities to the distributed will be at the sole discretion of BMR. Distributed securities may include securities contributed by Shareholders as well as other readily marketable securities held in the Portfolio. The value of securities and cash distributed to meet a redemption will equal the net asset value of the number of Shares being redeemed less the applicable redemption fee, if any. The Fund's Credit Facility prohibits the Fund from honoring redemption requests while there is outstanding an event of default under the Credit Facility.

     The Fund may compulsorily redeem all or a portion of the Shares of a Shareholder if the Fund has determined that such redemption is necessary or appropriate to avoid registration of the Fund or the Company under the 1940 Act, to avoid adverse tax or other consequences to the Portfolio, the Company, the Fund or the Shareholders, or to discharge such Shareholder's obligation to reimburse the Fund for state taxes paid by the Fund on behalf of the Shareholder and accrued interest thereon. No redemption fee is payable in the event of a compulsory redemption.

     The high and low net asset values per Share of the Fund during each full quarterly period within the Fund's initial fiscal year ended December 31, 1998 are as follows:

                          Quarter Ended 6/30/98        Quarter Ended 9/30/98        Quarter Ended 12/31/98
                          ---------------------        ---------------------        ----------------------
        High                        112.91                       115.53                       116.69
        Low                         105.06                        90.36                       86.89

     There are no outstanding options or warrants to purchase, or securities convertible into, Shares of the Fund. Shares of the Fund cannot be sold pursuant to Rule 144 under the Securities Act, and the Fund does not propose to publicly offer any of its Shares at any time.

     (b) Record Holders of Shares of the Fund.

     As of April 15, 1999, there were 672 record holders of Shares of the Fund.

     (c) Distributions.

     On December 30, 1998 the Fund made an income distribution of 43 cents per Share from its net investment income to Shareholders of record on December 29, 1998.

     Except as provided in the next paragraph, the Fund intends to make annual income distributions approximately equal to the amount of its net investment income, if any, and annual capital gains distributions equal to approximately 22% of the amount of its net realized capital gains, if any, other than precontribution gain allocated to a Shareholder in connection with a tender offer or other extraordinary corporate event involving a security contributed by such Shareholder. In addition, whenever a distribution in respect of a
precontribution   gain  is  made,  the  Fund  intends  to  make  a  supplemental distribution generally equal to approximately 6% of the allocated precontribution gain or such other percentage as deemed appropriate to compensate Shareholders receiving such distributions for taxes that may be due in connection with the precontribution gain and supplemental distributions. The Fund's distribution rates with respect to realized gains may be adjusted at a future time to reflect changes in the effective maximum marginal individual federal tax rate applicable to long-term capital gains. Shareholder distributions with respect to net investment income and realized post-contribution gains will be made pro rata in proportion to the number of Shares held as of the record date of the distribution. Distributions that are made in respect of realized precontribution gains and the associated supplemental distributions will be made solely to the Shareholders to whom such gain is allocated. The Fund's net investment income and net realized gains include the Fund's allocated share of the net investment income and net realized gains of BREC, the Company and, indirectly, the Portfolio. The Fund's Credit Facility prohibits the Fund from making any distribution to Shareholders while there is outstanding an event of default under the Credit Facility.

     The Fund may make state tax payments on behalf of eligible Shareholders through a composite or similar filing. Distributions to a Shareholder on whose behalf the Fund has made state tax payments will be reduced by the outstanding balance of unreimbursed state tax payments and accrued interest thereon until repaid in full.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Fund held its initial closing of February 6, 1998, at which time qualified purchasers contributed cash of $100,000* and equity securities with an aggregate exchange value of $600,662,712 in exchange for an aggregate of 5,982,693.481 Shares of the Fund. Shares of the Fund were privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act who were "qualified purchasers" (as defined in Section 2(a)(51)(A) of the 1940 Act) in certain states through EVD, the placement agent, and certain subagents appointed by EVD in reliance upon the exemption from registration provided by Rule 506 under the Securities Act.

     The Fund held a second closing on April 20, 1998, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $631,286,477 in exchange for an aggregate of 5,609,299.634 Shares of the Fund. The Fund held a third and final closing on June 25, 1998, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $616,885,067 in exchange for an aggregate of 5,587,868.885 Shares of the Fund. In connection with the second and third closings, Shares of the Fund were privately offered and sold only to accredited investors who were qualified purchasers in the manner described above.

---------------
* Contributed by EVM in exchange for 1,000 Shares of the Fund. No selling commission applied to such 1,000 Shares.

ITEM 11.  DESCRIPTION OF THE FUND'S SECURITIES TO BE REGISTERED.

     The Fund is registering only Shares representing limited liability company interests in the Fund pursuant to Section 12(g) of the Securities Exchange Act of 1934.

     The distribution practices of the Fund are described in Item 9(c) above. The Shares have no conversion or preemption rights, and there are no sinking fund provisions applicable to the Shares. The redemption rights of Shareholders are described in Item 9(a) above. Restrictions on transfer of the Shares are described in Item 9(a) above. Upon liquidation of the Fund, all assets remaining after payment of all liabilities and obligations of the Fund and after provision for liquidation expenses will be distributed in cash or in kind to Shareholders in proportion to the positive balances in their capital accounts. The Shares are not subject to any assessment by the Fund, and the Fund's Operating Agreement provides that no Shareholder shall be liable for any obligations or liabilities of the Fund.

     Shareholders have no control of the Fund's business or activities. Shareholders do not have the right to replace EVM as Manager of the Fund, but may do so only upon the bankruptcy of EVM. Except as specifically required by the Operating Agreement, no Shareholder shall have any right to vote on, consent to or approve any action or matter under any circumstances whatsoever. Shareholders have a very limited right to consent, pursuant to and in accordance with the Operating Agreement, only (i) to change in or elimination of the Fund's investment objective and fundamental investment restrictions set forth in the Operating Agreement, (ii) to the designation by EVM of another Manager which is not an entity directly or indirectly owned by EVC, (iii) to the designation of a substitute Manager upon the bankruptcy of EVM, (iv) to authorize the bringing of a suit, action or proceeding by a Shareholder in the right of or on behalf of or in the name of the Fund, (v) to an election to dissolve the Fund upon the occurrence of certain events or (vi) to the appointment of a liquidator to wind up the Fund's affairs upon its dissolution in the event there is no Manager to serve as liquidator.

     The Fund's Operating Agreement provides that no action, suit or other proceeding may be brought by a Shareholder in the right of or on behalf of or in the name of the Fund unless such Shareholder has first obtained the written consents of those Shareholders holding at least a majority of the outstanding Shares, which consents specifically authorize the bringing of such suit, action or other proceeding.

     The Fund's Operating Agreement may be amended or restated only by action of the Manager by an instrument in writing signed by or on behalf of the Manager. No such amendment or restatement shall in any material respect increase, add to or alter any financial obligation of any Shareholder. No consent or approval of the Shareholders is required to affect any such amendment or restatement, except that the Fund's investment objective and fundamental investment restrictions set forth in the Operating Agreement may be changed or eliminated only with the Consent of the Shareholders (defined as the consent or approval of Shareholders holding the lesser of (i) 50% of the outstanding Shares, (ii) 67% of those Shares acting on the matter if Shareholders holding more than 50% of the outstanding Shares have responded to the consent solicitation or (iii) 67% of those Shares present or represented by proxy at a meeting if Shareholders holding more than 50% of the outstanding Shares are present or represented by proxy at the meeting).

ITEM 12.  INDEMNIFICATION OF THE MANAGER AND ITS AFFILIATES.

     EVM and BMR, their trustee, and their officers, employees and affiliates are entitled to indemnification from the Fund against all liabilities and expenses incurred or paid by them in connection with any claim, suit, action or proceeding in which they become involved as a party or otherwise. No indemnification shall be provided to any such person with respect to any matter as to which it shall be ultimately determined by final judicial decision that such person did not act in good faith in the reasonable belief that such person's action was in the best interest of the Fund and therefore is not entitled to indemnification by the Fund. Expenses incurred in defending any claim, suit, action or proceeding may be paid by the Fund as they are incurred upon receipt in each case of an undertaking by or on behalf of the relevant party to repay such amounts if it is ultimately determined that such party is not entitled to be indemnified by the Fund in accordance with the Operating Agreement. The indemnification is not to be deemed exclusive of any other rights to which the indemnified parties may be entitled under any statute, contract or otherwise.

     The Operating Agreement provides that EVM and BMR, their trustee, and their officers, employees and affiliates shall not be liable to the Fund or to any Shareholder by reason of (i) any tax liabilities incurred by the Shareholders, including, without limitation, as a result of their contribution of securities to the Fund or upon the exchange of such securities from the Fund to the Company or from the Company to the Portfolio, or as a result of any sale or distribution of any such securities; (ii) any failure to withhold income tax under federal or state tax laws with respect to income or gains allocated to the Shareholders;
(iii) any change in the federal or state tax laws or regulations or in the interpretations thereof as they apply to the Portfolio, the Company, BREC, the Fund or the Shareholders, whether such change or interpretation occurs through legislative, judicial or administrative action; or (iv) any failure of BREC to qualify as a REIT under the Code. The Operating Agreement also provides that such persons, when acting in their respective capacities in connection with the Fund's business or affairs, shall not be liable to the Fund or to any Shareholder for any act, omission or breach of duty of any such person or of any other such persons, provided that no such person shall be exonerated from such liability who has been finally adjudicated by a court or other body before which a proceeding was brought not to have acted in good faith in the reasonable belief that such action was in the best interest of the Fund and to be liable to the Fund or to such Shareholder by reason thereof.

     Reference is made to Sections 3.2 and 13.1 of the Operating Agreement (Exhibit 3.1 hereto), which provisions are incorporated herein by reference.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The Fund's financial statements, together with the auditors' report thereon, appearing on pages 19 through 39 hereof, are incorporated herein by reference.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

     Not applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) The following is a list of all financial statements filed as a part of this registration statement:

        Portfolio of Investments as of December 31, 1998

        Consolidated Statement of Assets and Liabilities as of December 31, 1998

        Consolidated Statement of Operations for the period from the start of business, February 6, 1998, to December 31, 1998

        Consolidated Statement of Changes in Net Assets for the period from the start of business, February 6, 1998, to December 31, 1998

        Consolidated Statement of Cash Flows for the period from the start of business, February 6, 1998, to December 31, 1998

        Notes to Consolidated Financial Statements

        Portfolio of Investments of Tax-Managed Growth Portfolio as of December 31, 1998

        Independent Auditors' Report dated February 12, 1999

     (b) The following is a list of all exhibits filed as a part of this registration statement:

         3    Copy of Amended  and  Restated  Operating  Agreement  of the Fund
               dated February 6, 1998 and First Amendment thereto dated November 24, 1998. (Note: the Operating Agreement also defines the rights of the holders of Shares of the Fund)

         4 Copy of Loan and Security Agreement dated as of February 5, 1998, First Amendment thereto dated as of April 30, 1998; Second Amendment thereto dated as of June 25, 1998; Third Amendment thereto dated as of December 18, 1998; and Fourth Amendment thereto dated as of February 23, 1999.

         10(1) Copy of Investment Advisory and Administration Agreement between the Fund and Boston Management and Research dated November 24, 1998.

         10(2) Copy  of  Management   Agreement   between   Belair  Real  Estate
               Corporation and Boston Management and Research dated November 23, 1998.

         10(3) Copy of Investor  Servicing  Agreement between the Fund and Eaton
               Vance Distributors, Inc. dated October 28, 1997.

         10(4) Copy of Custody and Transfer Agency Agreement between the Fund and Investors Bank & Trust Company dated October 28, 1997.

         11    Not applicable and not filed.

         12    Not applicable and not filed.

         21    List of Subsidiaries of the Fund.

         27    Financial Data Schedule

         99 Form N-SAR of Eaton Vance Tax-Managed Growth Portfolio (File No. 811-7409) for its fiscal year ended December 31, 1998 filed electronically with the Securities and Exchange Commission under the Investment Company Act of 1940 on March 1, 1999 (Accession No. 0000940394-99-000113) (incorporated herein by reference pursuant to Rule 12b-32).

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned officer of its Manager, Eaton Vance Management, thereunto duly authorized.

                                  BELAIR CAPITAL FUND LLC
                                  (Registrant)

                                  By:  EATON VANCE MANAGEMENT, its Manager



                                  By: /s/ Alan R. Dynner
                                      -----------------------------
                                      Alan R. Dynner
                                      Vice President and Chief Legal Officer

Date:    April 23, 1999

Belair Capital Fund LLC as of December 31, 1998

PORTFOLIO OF INVESTMENTS


Investment in Belvedere Capital Fund
Company LLC -- 79.0%

Security                                             Shares       Value
--------------------------------------------------------------------------------
Investment in Belvedere Capital Fund
Company LLC (Belvedere Capital)                      13,523,464  $2,004,500,206
--------------------------------------------------------------------------------

Total Investment in Belvedere Capital
    (identified cost $1,742,223,436)                             $2,004,500,206
--------------------------------------------------------------------------------

Partnership Preference Units -- 21.0%


Security                                             Units        Value
--------------------------------------------------------------------------------
AMB Property II, L.P. (Delaware Limited
Partnership affiliate of AMB, Property
Corporation), 8.75% Series C Cumulative
Redeemable Preferred Units, Callable
from 11/24/03+                                         1,720,000  $  88,752,000

CP Limited Partnership (Maryland Limited
Partnership affiliate of Chateau Communities,
Inc.), 8.125% Series A Cumulative Redeemable
Preferred Units, Callable from 4/20/03+                1,060,000     51,200,120

Essex Portfolio L.P. (California Limited
Partnership affiliate of Essex Property
Trust, Inc.), 7.875% Series B Cumulative
Redeemable Preferred Units, Callable from
2/6/03+                                                1,600,000     72,787,200

Essex Portfolio L.P. (California Limited
Partnership affiliate of Essex Property
Trust, Inc.), 9.125% Series C Cumulative
Redeemable Preferred Units, Callable from
11/24/03+                                                 80,000      4,148,800

Kilroy Realty, L.P. (Delaware Limited
Partnership affiliate of Kilroy Realty
Corporation), 8.075% Series A Cumulative
Redeemable Preferred Units, Callable from
2/6/03+                                                1,500,000     68,049,000

Kilroy Realty, L.P. (Delaware Limited
Partnership affiliate of Kilroy Realty
Corporation), 9.375% Series C Cumulative
Redeemable Preferred Units, Callable from
11/24/03+                                                225,000     11,664,000

National Golf Operating Partnership,
L.P.(Delaware Limited Partnership
affiliate of National Golf Properties,
Inc.), 8% Series A Cumulative Redeemable
Preferred Units, Callable from 3/4/03+                 1,030,000     46,292,320

Prentiss Properties Acquisition
Partners, L.P. (Delaware Limited
Partnership affiliate of Prentiss
Properties Trust), 8.30% Series B
Cumulative Redeemable Perpetual
Preferred Units, Callable from 6/25/03+                1,375,000     65,656,250

Regency Centers, L.P. (Delaware Limited
Partnership affiliate of Regency Realty
Corporation), 8.125% Series A Cumulative
Redeemable Preferred Units, Callable from
6/25/03+ (1)                                           1,600,000     74,498,586

Spieker Properties, L.P. (California
Limited Partnership affiliate of Spieker
Properties, Inc.), 7.6875% Series D
Cumulative Redeemable Preferred Units,
Callable from 4/20/03+                                 1,050,000     48,190,800
--------------------------------------------------------------------------------

Total Partnership Preference Units
    (identified cost $562,000,000)                                $ 531,239,076
--------------------------------------------------------------------------------

Total Investments -- 100.0%

    (identified cost $2,304,223,436)                             $2,535,739,282
--------------------------------------------------------------------------------
+ Security exempt from registration under the Securities Act of 1933.  At
  December 31, 1998, the value of these securities totaled $531,239,076, or 21% of investments.

(1) Security valued at fair value using methods determined in good faith by the Investment Adviser.

                        See notes to financial statements

Belair Capital Fund LLC as of December 31, 1998

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Assets and Liabilities


As of December 31, 1998
Assets
--------------------------------------------------------------------------------
Investments, at value (identified cost $2,304,223,436)          $2,535,739,282
Cash                                                                 2,711,580
Deferred organization expenses                                         508,884
Dividends receivable                                                 1,008,985
--------------------------------------------------------------------------------
Total assets                                                    $2,539,968,731
--------------------------------------------------------------------------------


Liabilities
--------------------------------------------------------------------------------
Loan payable                                                    $  583,000,000

Payable for open swaps contracts                                    18,155,651
Other accrued expenses
     Interest expense                                                4,926,762
     Other accrued expenses                                          1,037,946
--------------------------------------------------------------------------------
Total liabilities                                               $  607,120,359
--------------------------------------------------------------------------------
Net Assets for 16,568,833 shares outstanding                    $1,932,848,372
--------------------------------------------------------------------------------


Sources of Net Assets
--------------------------------------------------------------------------------
Paid-in capital                                                 $1,779,879,517
Accumulated net realized loss on investments
    (computed on the basis of identified cost)                    (55,088,152)
Accumulated distributions in excess of net investment
    income                                                         (5,303,188)
Net unrealized appreciation of investments (computed
    on the basis of identified cost)                               213,360,195
--------------------------------------------------------------------------------
Total                                                           $1,932,848,372
--------------------------------------------------------------------------------


Net Asset Value and Redemption
Price Per Share
--------------------------------------------------------------------------------
($1,932,848,372 / 16,568,833 shares outstanding)                $       116.66
--------------------------------------------------------------------------------

Consolidated Statement of Operations


For the Period Ended
December 31, 1998*
Investment Income
--------------------------------------------------------------------------------
Dividends allocated from Belvedere Capital (net of
    foreign taxes, $143,058)                                    $   12,990,583
Interest allocated from Belvedere Capital                            3,092,488

Expenses allocated from Belvedere Capital                          (8,389,441)
--------------------------------------------------------------------------------
Net investment income allocated from Belvedere Capital          $    7,693,630
Dividends from partnership preference units                         27,046,398
--------------------------------------------------------------------------------
Total investment income                                         $   34,740,028

--------------------------------------------------------------------------------


Expenses
--------------------------------------------------------------------------------
Investment adviser fee                                          $    3,925,054
Service fees                                                           550,623
Interest expense                                                    24,793,685
Interest expense on swap contracts                                   2,271,157
Legal and accounting services                                          870,618

Amortization of organization expenses                                  116,907

Custodian and transfer agent fees                                       42,258

Printing and postage                                                    17,866
Miscellaneous                                                          345,359

--------------------------------------------------------------------------------
Total expenses                                                  $   32,933,527

--------------------------------------------------------------------------------

Net investment income                                           $    1,806,501
--------------------------------------------------------------------------------


Realized and Unrealized
Gain (Loss)
--------------------------------------------------------------------------------
Net realized gain (loss) --
    Investment transactions from Belvedere Capital
        (identified cost basis)                                 $ (46,063,908)
    Investment transactions in partnership
        preference units (identified cost basis)                   (7,709,060)
    Investment transactions in copper and aluminum                 (1,315,184)
--------------------------------------------------------------------------------
Net realized loss                                               $ (55,088,152)
--------------------------------------------------------------------------------
Change in unrealized appreciation (depreciation) --
    Investment in Belvedere Capital (identified
        cost basis)                                             $  262,276,770

    Investments in partnership preference units
        (identified cost basis)                                   (30,760,924)
    Interest rate swap contracts                                  (18,155,651)
--------------------------------------------------------------------------------
Net change in unrealized appreciation (depreciation)            $  213,360,195
--------------------------------------------------------------------------------

Net realized and unrealized gain                                $  158,272,043
--------------------------------------------------------------------------------

Net increase in net assets from operations                      $  160,078,544
--------------------------------------------------------------------------------
* For the period from the start of business, February 6, 1998, to December 31, 1998.



                        See notes to financial statements

Belair Capital Fund LLC as of December 31, 1998

CONSOLIDATED FINANCIAL STATEMENTS CONT'D

Consolidated Statement of Changes in Net Assets Consolidated Statement of Cash Flows


Increase (Decrease)                                                Period
Ended
in Net Assets                                                December 31,
1998*
--------------------------------------------------------------------------------
Net investment income                                        $       1,806,501
Net realized loss                                                  (55,088,152)
Net change in unrealized appreciation                              213,360,195
--------------------------------------------------------------------------------
Net increase in net assets from operations                   $     160,078,544
--------------------------------------------------------------------------------
Transactions in Fund shares --
  Investment securities and cash contributed                 $   1,848,834,256
  Less - Selling commissions                                        (8,445,747)
--------------------------------------------------------------------------------
  Net contributions                                          $   1,840,388,509
  Net asset value of shares issued to shareholders
  in payment of distributions declared                               4,012,014
  Net asset value of shares redeemed                               (64,531,106)
--------------------------------------------------------------------------------
Net increase in net assets from Fund
    share transactions                                       $   1,779,869,417
--------------------------------------------------------------------------------

Distributions to shareholders                                $      (7,109,689)
--------------------------------------------------------------------------------

Net increase in net assets                                   $   1,932,838,272
--------------------------------------------------------------------------------


Net Assets
--------------------------------------------------------------------------------
At beginning of period                                       $          10,100
--------------------------------------------------------------------------------
At end of period                                             $   1,932,848,372
--------------------------------------------------------------------------------



Accumulated distributions in
excess of net investment income
included in net assets
--------------------------------------------------------------------------------
At end of period                                             $      (5,303,188)
--------------------------------------------------------------------------------
* For the period from the start of business, February 6, 1998, to December 31, 1998.


Increase (Decrease)                                        For the Period
Ended
in Cash                                                      December 31, 1998*
--------------------------------------------------------------------------------
Cash Flows From (For) Operating Activities --
Net investment income                                        $       1,806,501
Adjustment to reconcile net investment income to net
  cash flows from operations --
  Amortization of organization expense                                 116,907
  Net investment income allocated from Belvedere Capital            (7,693,630)
  Increase in dividends receivable                                  (1,008,985)
  Payment of organization expenses                                    (106,125)
  Increase in interest payable for open swap contracts                 720,561
  Increase in accrued interest and accrued
      operating expenses                                             4,724,481
  Purchase of partner preference units, copper and aluminum       (704,785,863)
  Sale of partner preference units, copper and aluminum
      at proceeds                                                  133,761,619
  Net decrease in investment in Belvedere Capital                   16,045,885
--------------------------------------------------------------------------------
Net cash flows used for operating activities                 $    (556,418,649)
--------------------------------------------------------------------------------
Cash Flows From (For) Financing Activities --
    Proceeds of loan                                         $     583,000,000
    Contribution from Manager                                          100,000
    Payments on behalf of investors (selling commissions)           (8,445,747)
    Payments for Fund shares redeemed                              (12,436,449)
    Distributions paid                                              (3,097,675)
--------------------------------------------------------------------------------
Net cash flows from financing activities                     $     559,120,129
--------------------------------------------------------------------------------

Net increase in cash                                         $       2,701,480
--------------------------------------------------------------------------------

Cash at Beginning of Period                                  $          10,100
--------------------------------------------------------------------------------

Cash at End of Period                                        $       2,711,580
--------------------------------------------------------------------------------


Supplemental Disclosure and Non-cash Investing
and Financing Activities
--------------------------------------------------------------------------------
Securities contributed by Shareholders, invested
    in Belvedere Capital                                     $   1,848,734,256
Unrealized appreciation of investments and open
    swap contracts                                           $     213,360,195
Interest paid for loan                                       $      20,587,484
Interest paid for swap contracts                             $       1,550,596
Market value of securities distributed in payment
    of redemptions                                           $      52,094,657
--------------------------------------------------------------------------------

* For the period from the start of business, February 6, 1998, to December 31, 1998.

                        See notes to financial statements

Belair Capital Fund LLC as of December 31, 1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 Significant Accounting Policies

--------------------------------------------------------------------------------
  Belair Capital Fund LLC (Belair Capital) is organized as a Massachusetts limited liability company to offer diversification and tax-sensitive investment management to persons holding large and concentrated positions in equity securities of selected publicly-traded companies. The investment objective of Belair Capital is to achieve long-term, after-tax returns for Shareholders. Belair Capital pursues this objective primarily by investing indirectly in Tax-Managed Growth Portfolio (the Portfolio), a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended. The Portfolio is organized as a trust under the laws of the state of New York. Belair Capital maintains its investment in the Portfolio by investing in Belvedere Capital Fund Company LLC (Belvedere Capital), a separate Massachusetts limited liability company that invests exclusively in the Portfolio. The performance of Belair Capital and Belvedere Capital are directly and substantially affected by the performance of the Portfolio. Separate from its investment in the Portfolio through Belvedere Capital, the Fund invests indirectly in income-producing, preferred equity interests in real estate operating partnerships (partnership preference units) affiliated with publicly-traded real estate investment trusts (REITs). Belair Capital's investment in partnership preference units is achieved through its investment in Belair Real Estate Corporation (BREC). BREC is a Delaware corporation that has been organized and intends to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code. At December 31, 1998, BREC was a wholly-owned subsidiary of the Fund.

  The accompanying consolidated financial statements include the accounts of Belair Capital and BREC (collectively, the Fund). All material intercompany accounts and transactions have been eliminated. For informational purposes, the Portfolio's audited schedule of investments as well as an unaudited summary of its operations are included with these consolidated financial statements (see Note 8).

  The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its consolidated financial statements.

  A Investment Security Costs -- The Fund's investment assets were principally acquired on February 6, 1998, April 20, 1998 and June 25, 1998 through contributions of common stock by Shareholders in exchange for Shares of the Fund and in private purchases of partnership preference units, copper and aluminum. The Fund immediately exchanged the contributed securities into Belvedere Capital for shares thereof, and Belvedere Capital, in turn, immediately thereafter exchanged the contributed securities into the Portfolio for an interest in the Portfolio. The cost at which the Fund's investments are carried on the books and in the financial statements is the value of the contributed securities as of the close of business on the day prior to their contribution to the Fund and, in the case of purchased securities, the acquisition price thereof. The initial tax basis of the Fund's investment in the Portfolio through Belvedere Capital is the same as the contributing Shareholders' basis in securities and cash contributed to the Fund. The initial tax basis of securities purchased by the Fund is the purchase cost. As of December 31, 1998 the aggregate tax basis of the Fund's investments was $615,960,955.

  B Investment Valuations -- The Fund's investments consist of partnership preference units and shares of Belvedere Capital. Belvedere Capital's exclusive investment is an interest in the Portfolio, the value of which is derived from a proportional interest therein. Additionally, the Fund has entered into interest rate swap contracts (see Note 7). The valuation policy that follows is applicable to the assets of the Fund, Belvedere Capital and the Portfolio. Marketable securities, including options, that are listed on foreign or U.S. securities exchanges or in the NASDAQ National Market System are valued at closing sale prices, on the exchange where such securities are principally traded. Futures positions on securities or currencies are generally valued at closing settlement prices. Unlisted or listed securities for which closing sale prices are not available are valued at the mean between the latest bid and asked prices. Short-term debt securities with a remaining maturity of 60 days or less are valued at amortized cost, which approximates value. Other fixed income and debt securities, including listed securities and securities for which price quotations are available, will normally be valued on the basis of valuations furnished by a pricing service. Investments held by the Portfolio for which valuations or market quotations are unavailable are valued at fair value using methods determined in good faith by or at the direction of the Trustees. Investments held by the Fund for which valuations or market quotations are unavailable are valued at fair value using methods determined in good faith by the Investment Adviser. Interest rate swap contracts are valued by obtaining dealer or counterparty quotes.

Belair Capital Fund LLC as of December 31, 1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D


  C Income -- Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Belvedere Capital's net investment income or loss consists of Belvedere Capital's pro-rata share of the net investment income of the Portfolio, less all actual or accrued expenses of Belvedere Capital, determined in accordance with generally accepted accounting principles. The Fund's net investment income or loss consists of the Fund's pro-rata share of the net investment income of Belvedere Capital, plus all income earned on the Fund's direct investments, less all actual and accrued expenses of the Fund determined in accordance with generally accepted accounting principles.

  D Income Taxes -- Belair Capital, Belvedere Capital and the Portfolio are treated as partnerships for federal income tax purposes. As a result, Belair Capital, Belvedere Capital and the Portfolio do not incur federal income tax liability, and the shareholders and partners thereof are individually responsible for taxes on items of partnership income, gain, loss, and deduction. BREC expects to qualify as a REIT under the Internal Revenue Code of 1986, as amended. BREC will generally not be subject to federal income tax to the extent that it distributes its earnings to its shareholders and maintains its qualification as a REIT.

  E Deferred Organization Expenses -- Costs incurred by Belair Capital in connection with its organization are being amortized on a straight-line basis over five years. Costs incurred in connection with the organization of BREC are expensed as incurred.

  F Interest Rate Swaps -- The Fund has entered into interest rate swap agreements with respect to its borrowings and investments in fixed-rate partnership preference units. Pursuant to these agreements, the Fund makes quarterly payments to the counterparty at predetermined fixed rates, in exchange for floating-rate payments from the counterparty at a predetermined spread to three-month LIBOR, based on notional values approximately equal to the Fund's acquisition cost for the fixed-rate partnership preference units. During the terms of the outstanding swap agreements, changes in the underlying values of the swaps are recorded as unrealized gains or losses. The Fund is exposed to credit loss in the event of non-performance by the swap counterparty. However, the Fund does not anticipate non-performance by the counterparty.

  G Written Options -- The Portfolio and the Fund may write listed and over-the-counter call options on individual securities, on baskets of securities and on stock market indices. Upon the writing of a call option, an amount equal to the premium received by the Portfolio or Fund is included in the Statement of Assets and Liabilities as a liability. The amount of the liability is subsequently marked-to-market to reflect the current value of the option written in accordance with the investment valuation policies discussed above. Premiums received from writing options which expire are treated as realized gains. Premiums received from writing options which are exercised or are closed are added to or offset against the proceeds or amount paid on the transaction to determine the realized gain or loss. The Portfolio or Fund as a writer of an option may have no control over whether the underlying securities may be sold and as a result bears the market risk of an unfavorable change in the price of the securities underlying the written option.

  H Purchased Options -- Upon the purchase of a put option, the premium paid by the Portfolio or Fund is included in the Statement of Assets and Liabilities as an investment. The amount of the investment is subsequently marked-to-market to reflect the current market value of the option purchased, in accordance with the investment valuation policies discussed above. If an option which the Portfolio or Fund has purchased expires on the stipulated expiration date, the Portfolio or Fund will realize a loss in the amount of the cost of the option. If the Portfolio or Fund enters into a closing sale transaction, the Portfolio or Fund will realize a gain or loss, depending on whether the sales proceeds from the closing sale transaction are greater or less than the cost of the option. If the Portfolio or Fund exercises a put option, it will realize a gain or loss from the sale of the underlying security and the proceeds from such sale will be decreased by the premium originally paid.

  I Other -- Investment transactions are accounted for on a trade date basis.

  J Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

Belair Capital Fund LLC as of December 31, 1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D


2 Distributions to Shareholders

--------------------------------------------------------------------------------
  The Fund Belair Capital intends to make annual income distributions approximately equal to the amount of its net investment income, if any, and annual capital gains distributions equal to approximately 22% of the amount of its net realized capital gains, if any, other than precontribution gains allocated to a shareholder in connection with a tender offer or other extraordinary corporate event with respect to a security contributed by such shareholder, for which no capital gain distribution will be made. In addition, whenever a distribution in respect of a precontribution gain is made, the Fund intends to make a supplemental distribution to compensate shareholders receiving such distributions for taxes that may be due in connection with the precontribution gain and supplemental distributions.

3 Shareholder Transactions

--------------------------------------------------------------------------------
  The Fund may issue an unlimited number of full and fractional shares. Transactions in Fund shares during the period from the start of business, February 6, 1998, to December 31, 1998, including contributions of securities and cash in exchange for shares of the Fund were as follows:

                                                         Period Ended
                                                         December 31, 1998*

--------------------------------------------------------------------------------
   Issued at fund closings                                       17,179,862
   Reinvestments                                                     34,610
   Redemptions                                                     (645,740)

--------------------------------------------------------------------------------
   Net increase                                                  16,568,732

--------------------------------------------------------------------------------
  * For the period from the start of business, February 6, 1998, to December 31, 1998.

  Redemptions of shares held less than three years are generally subject to a redemption fee of 1% of the net asset value of shares redeemed. The redemption fee is paid to the Investment Adviser by the Fund on behalf of the redeeming Shareholder. No charge is levied on redemptions of shares acquired through the reinvestment of distributions, shares redeemed in connection with a Tender Security or shares redeemed following the death of all of the initial holders of the shares redeemed. In addition, no fee applies to redemptions by a Shareholder, who, during any 12-month period, redeem less than 8% of the total number of shares held by the Shareholder as of the beginning of the 12-month period. For the period from the start of business, February 6, 1998, to December 31, 1998, the Investment Adviser received $440,451 in redemption fees. In connection with the offering of shares, Eaton Vance Distributors, Inc. (EVD), the Placement Agent, received $8,445,747 in selling commissions paid by the Fund on behalf of shareholders. EVD, in turn, paid this amount to the applicable subagent on behalf of shareholder investing in the Fund through such subagent. In addition, Boston Management and Research (BMR), the investment adviser of the Fund and the Portfolio, made payments to subagents from its own resources totaling $18,442,498, equal to 1.0% of the value of investments in the Fund made through subagents.

4 Investment Transactions

--------------------------------------------------------------------------------
  Increases and decreases of the Fund's investment in Belvedere Capital for the period from the start of business, February 6, 1998, to December 31, 1998 aggregated $1,875,207,010 and $102,953,409, respectively. Purchases and sales of other investments (partnership preference units, copper and aluminum) aggregated $704,785,863 and $133,761,619, respectively, during the period. Sales of other investments during the period include the sale of partnership preference units with a value on the date sold of $86,540,940 to Belcrest Capital Fund LLC, a fund similar to the Fund that is sponsored by Eaton Vance Management. In addition, investments were distributed in payment of Fund shares redeemed resulting in realized capital gains of $4,147,939 for book purposes.

5 Management Fee and Other Transactions With Affiliates

--------------------------------------------------------------------------------
  The Fund and the Portfolio have engaged Boston Management and Research (BMR), a wholly-owned subsidiary of Eaton Vance Management (EVM) as investment adviser. Under the terms of the advisory agreement with the Portfolio, BMR receives a monthly fee of 5/96 of 1% (0.625% annually) of the average daily net assets of the Portfolio up to $500,000,000 and at reduced rates as daily net assets exceed that level. For the period from the Fund's start of business, February 6, 1998, to December 31, 1998 the advisory fee applicable to the Portfolio was 0.478% of average net assets for such period. Belvedere Capital's allocated portion of the advisory fee amounted to $11,018,954, of which $5,878,535 was allocated to the Fund, for the period from the start of business, February 6, 1998, to December 31, 1998. In addition, Belair Capital pays BMR a monthly advisory and administrative fee of 1/20 of 1% (0.60% annually) of the average daily gross investment assets of Belair Capital

Belair Capital Fund LLC as of December 31, 1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D


  (including the value of all assets of Belair Capital other than Belair Capital's investment in BREC, minus the sum of Belair Capital's liabilities other than the principal amount of money borrowed) and BREC pays BMR a monthly management fee at a rate of 1/20th of 1% (equivalent to 0.60% annually) of its average gross investment assets (including the value of all assets of BREC, minus the sum of BREC's liabilities other than any liability with respect to Belair Capital's Credit Facility). The advisory fee payable by the Portfolio in respect of the Fund's indirect investment in the Portfolio is credited toward the Fund's advisory and administrative fee payment. For the period from the start of business, February 6, 1998, to December 31, 1998 the advisory and administrative fee payable to BMR by the Fund, less the Fund's allocated share of the Portfolio's advisory fee, totaled $3,925,054.

  Eaton Vance Management (EVM) serves as manager of the Fund and receives no separate compensation for services provided in such capacity.

  Pursuant to a servicing agreement between Belvedere Capital and Eaton Vance Distributors, Inc. (EVD), Belvedere Capital pays a servicing fee to EVD for providing certain services and information to shareholders. The servicing fee is paid on a quarterly basis at an annual rate of 0.15% of Belvedere Capital's average daily net assets and totaled $3,540,070 for the period from the Fund's start of business, February 6, 1998, to December 31, 1998, of which $1,954,668 was allocated to Belair Capital. Pursuant to a servicing agreement between Belair Capital and EVD, Belair Capital pays a servicing fee to EVD on a quarterly basis at an annual rate of 0.20% of Belair Capital's average daily net assets, less the Belair Capital's allocated share of the servicing fee payable by Belvedere Capital. For the period from the start of business, February 6, 1998, to December 31, 1998 the servicing fee paid directly by Belair Capital totaled $550,623. For shares sold through a subagent, EVD intends to assign servicing responsibilities and fees to the applicable subagent beginning twelve months after the issuance of Fund shares to such persons.

6 Credit Facility

--------------------------------------------------------------------------------
  The Fund has obtained a $600,000,000 Credit Facility with a term of seven years from Merrill Lynch International Bank Limited. The Fund's obligations under the Credit Facility are secured by a pledge of its assets. Interest on borrowed funds is based on the prevailing LIBOR rate for the respective interest period plus a spread of 0.45% per annum. The Fund may borrow for interest periods of one month to five years. In addition, the Fund pays a commitment fee at a rate of 0.10% per annum on the unused amount of the loan commitment. Initial borrowings have been used to purchase qualifying assets (partnership preference units, copper and aluminum) to pay selling commissions and organizational expenses, and to provide for the short-term liquidity needs of the Fund. Additional borrowings under the Credit Facility may be made in the future for these purposes. At December 31, 1998, amounts outstanding under the Credit Facility totaled $583,000,000.

7 Interest Rate Swap Agreements

--------------------------------------------------------------------------------
  The Fund has entered into interest rate swap agreements with Merrill Lynch Capital Services, Inc., with respect to each of its holdings of partnership preference units and the associated borrowings. Under such agreements, the Fund has agreed to pay a fixed rate of interest in exchange for a floating rate of interest. The notional or contractual amounts of these instruments may not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these investments is meaningful only when considered in conjunction with all related assets, liabilities and agreements. The Fund has the right to terminate the interest rate swap agreements beginning in the first half of 2003, at dates corresponding approximately to the initial call dates of the partnership preference units held by the Fund.


          Notional                            Initial
          Amount                              Optional
Effective  (000's       Fixed      Floating  Termination  Maturity
Unrealized
Date      omitted)       Rate        Rate       Date        Date
Depreciation
--------------------------------------------------------------------------------
2/98   $   60,000       6.72%     Libor+.45%    2/03        2/05    $1,845,506
2/98      120,000       6.715%    Libor+.45%    2/03        2/05     3,665,804
4/98       50,000       6.84%     Libor+.45%    2/03        2/05     1,788,985
4/98      150,000       6.835%    Libor+.45%    4/03        4/05     5,584,296
6/98       20,000       6.67%     Libor+.45%    6/03        2/05       620,177
6/98       75,000       6.68%     Libor+.45%    6/03        2/05     2,358,284
6/98       80,000       6.595%    Libor+.45%    6/03        2/05     2,219,084

8 Indirect Investment in Portfolio

--------------------------------------------------------------------------------
  Belvedere Capital's interest in the Portfolio at December 31, 1998, was $3,771,343,746, representing 43.3% of the Portfolio's net assets. The Fund's investment in Belvedere Capital at December 31, 1998 was $2,004,500,206, representing

Belair Capital Fund LLC as of December 31, 1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D


  53.2% of Belvedere Capital's net assets. Investment income allocated to Belvedere Capital from the Portfolio for the period from the Fund's start of business, February 6, 1998, to December 31, 1998 totaled $29,675,606, of which $16,083,071 was allocated to the Fund. Expenses allocated to Belvedere Capital from the Portfolio for the period from the Fund's start of business, February 6, 1998, to December 31, 1998 totaled $11,539,531, of which $6,305,794 was allocated to the Fund. Belvedere Capital allocated additional expenses to the Fund of $2,083,647 for the period from the Fund's start of business, February 6, 1998, to December 31, 1998, representing $128,979 of operating expenses and $1,954,668 of service fees (see Note 5).

  A summary of the Portfolio's Statement of Assets and Liabilities, at December 31, 1998, and its operations for the period from the Fund's start of business, February 6, 1998 to December 31, 1998 follows:

   Investments, at value                                    $ 8,713,317,160
   Other Assets                                                   7,040,200

--------------------------------------------------------------------------------
   Total Assets                                             $ 8,720,357,360
   Total Liabilities                                             15,498,025

--------------------------------------------------------------------------------

   Net Assets                                               $ 8,704,859,335

--------------------------------------------------------------------------------
   Dividends and interest                                   $    70,963,640

--------------------------------------------------------------------------------

   Investment adviser fee (Note 5)                               26,313,762
   Other expenses                                                 1,306,076

--------------------------------------------------------------------------------

   Total expenses                                           $    27,619,838

--------------------------------------------------------------------------------

   Net investment income                                    $    43,343,802

   Net realized losses                                          (69,097,723)
   Net unrealized gains                                       1,226,948,293

--------------------------------------------------------------------------------

   Net increase in net assets from operations               $ 1,201,194,372

--------------------------------------------------------------------------------

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS

Common Stocks-- 94.7%


Security                             Shares                Value
--------------------------------------------------------------------------------

Advertising and Marketing Services -- 2.6%
--------------------------------------------------------------------------------
ACNielsen Corp.(1)                      45,668             $   1,290,121
Advo, Inc.(1)                          170,000                 4,483,750
Harte-Hanks Communications, Inc.       144,604                 4,121,214
Interpublic Group of Companies, Inc.   582,138                46,425,506
Omnicom Group, Inc.                  2,298,418               133,308,243
R.H. Donelley Corp.                      8,153                   118,728
Snyder Communications, Inc.(1)(2)      442,500                14,929,397
Snyder Communications, Inc.(1)(2)       40,000                 1,348,875
TMP Worldwide, Inc.(1)                  43,000                 1,806,000
True North Communications, Inc.         93,000                 2,499,375
True North Communications, Inc.(2)     200,000                 5,358,248
WPP Group PLC                          488,000                 2,969,626
Young and Rubicam, Inc.(1)             186,000                 6,021,750
--------------------------------------------------------------------------------
                                                           $ 224,680,833
--------------------------------------------------------------------------------

Aerospace and Defense -- 0.2%
--------------------------------------------------------------------------------
Allied Signal, Inc.                     25,000             $   1,107,813
Boeing Company (The)                   228,127                 7,442,643
Raytheon Co., Class B                  213,564                11,372,283
--------------------------------------------------------------------------------
                                                           $  19,922,739
--------------------------------------------------------------------------------

Apparel & Textiles -- 0.0%
--------------------------------------------------------------------------------
Unifi, Inc.                             50,000             $     978,125
--------------------------------------------------------------------------------
                                                           $     978,125
--------------------------------------------------------------------------------

Auto and Parts -- 0.9%
--------------------------------------------------------------------------------
Aftermarket Technology Corp.(1)(2)      46,000             $     361,767
Borg-Warner Automotive, Inc.           225,000                12,557,813
DaimlerChrysler(1)                      19,952                 1,916,639
Ford Motor Co.                          32,000                 1,878,000
General Motors Corp.                     3,969                   284,032
Genuine Parts Co.                      147,059                 4,917,285
Harley-Davidson, Inc.                    1,000                    47,375
Magna International, Inc., Class A     875,000                54,250,000
Meritor Automotive, Inc.                61,133                 1,295,255
SPX Corp.(1)                            47,862                 3,206,754
TRW, Inc.                                2,000                   112,375
--------------------------------------------------------------------------------
                                                           $  80,827,295
--------------------------------------------------------------------------------

Banks - Money Center -- 0.1%
--------------------------------------------------------------------------------
Bank of Montreal                        36,650             $   1,470,581
Chase Manhattan Corp.                   78,566                 5,347,398
Morgan (J.P.) & Co., Inc.                1,000                   105,063
National Westminster Bank PLC            8,753                 1,037,231
--------------------------------------------------------------------------------
                                                           $   7,960,273
--------------------------------------------------------------------------------

Banks - Regional -- 5.4%
--------------------------------------------------------------------------------
AmSouth Bancorporation                  27,492             $   1,254,323
Bank of Granite Corp.                   22,500                   621,563
Bank of New York Co., Inc. (The)       245,144                 9,867,046
Bank One Corp.                         839,254                42,854,407
Bank United Corp.                       65,000                 2,551,250
BankAmerica Corp.                      611,569                36,770,586
BankBoston Corp.                     1,502,000                58,484,125
BB&T Corp.                              66,470                 2,679,572
City National Corp.                    100,000                 4,162,500
Colonial Bancgroup, Inc. (The)         310,822                 3,729,864
Comerica, Inc.                         100,779                 6,871,868
Community First Bancshares, Inc.       296,000                 6,234,500
Community First Bancshares, Inc.(2)     72,000                 1,514,604
Compass Bancshares, Inc.               171,112                 6,512,951
Crestar Financial Corp.                 83,348                 6,001,056
Fifth Third Bancorp                    126,710                 9,036,007
First Citizens BancShares, Inc.         47,900                 4,311,000
First Tennessee National Corp.          33,488                 1,274,637
First Union Corp.                    1,054,655                64,136,206
Fleet Financial Group, Inc.            114,972                 5,137,811
Golden West Financial Corp.              7,000                   641,813
Keycorp                                422,594                13,523,008
Marshall and Ilsley Corp.               20,000                 1,168,750
Mellon Bank Corp.                       16,000                 1,100,000
Mercantile Bancorporation, Inc.        168,462                 7,770,310
National City Corp.                     90,150                 6,535,875
National Commerce Bancorporation(2)    159,632                 3,002,076
Northern Trust Corp.                   181,898                15,881,969
Old Kent Financial Corp.                33,000                 1,534,500
PNC Bank Corp.                          62,502                 3,382,921
Regions Financial Corp.                 49,300                 1,987,406
Southwest Bancorporation of
Texas, Inc.(1)                          7,688                   137,423
Sovereign Bancorp., Inc.               366,000                 5,215,500
Summit Bancorp.                         21,000                   917,438
SunTrust Banks, Inc.                       480                    36,720


                       See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D


Security                              Shares               Value
--------------------------------------------------------------------------------

Banks - Regional (continued)
--------------------------------------------------------------------------------
Synovus Financial                       41,776             $   1,018,290
U.S. Bancorp.                          155,474                 5,519,327
Union Planters Corp.                    56,875                 2,577,148
Valley National Bancorp.               230,863                 6,507,451
Wachovia Corp.                          37,199                 3,252,588
Washington Mutual, Inc.                143,506                 5,480,135
Wells Fargo & Co.                    2,714,048               108,392,291
Westamerica Bancorporation              82,596                 3,035,403
Zions Bancorporation                    20,000                 1,247,500
--------------------------------------------------------------------------------
                                                           $ 473,871,718
--------------------------------------------------------------------------------

Beverages -- 1.5%
--------------------------------------------------------------------------------
Anheuser-Busch Cos., Inc.              546,465             $  35,861,766
Coca-Cola Company (The)                612,666                40,972,039
PepsiCo, Inc.                        1,343,931                55,017,175
--------------------------------------------------------------------------------
                                                           $ 131,850,980
--------------------------------------------------------------------------------

Broadcasting and Cable -- 1.5%
--------------------------------------------------------------------------------
Clear Channel Communications, Inc.(1)  108,600             $   5,918,700
Comcast Corp., Class A                  62,500                 3,667,969
Cox Communications, Inc., Class A(1)   193,319                13,363,176
Infinity Broadcasting Corp.(1)          34,500                   944,438
Liberty Media Group, Class A(1)         91,828                 4,229,827
MediaOne Group, Inc.(1)              1,259,024                59,174,128
Tele-Communications, Inc., Series
 A(1)                                  546,073                30,204,663
Univision Communications, Inc.(1)      200,649                 7,260,986
Univision Communications, Inc.(1)(2)   183,556                 6,634,130
--------------------------------------------------------------------------------
                                                           $ 131,398,017
--------------------------------------------------------------------------------

Building Materials and Tools -- 0.5%
--------------------------------------------------------------------------------
American Standard Companies, Inc.(1)   172,899             $   6,224,364
CRH PLC                                258,294                 4,443,380
Interface, Inc.                        484,412                 4,495,973
Masco Corp.                            228,662                 6,574,033
Sherwin-Williams Co. (The)              44,670                 1,312,181
Snap-On, Inc.                           44,444                 1,547,207
Valspar Corp.                          620,000                23,133,750
Walter Industries, Inc.(1)               1,000                    15,313
--------------------------------------------------------------------------------
                                                           $  47,746,201
--------------------------------------------------------------------------------

Business Services - Miscellaneous -- 1.0%
--------------------------------------------------------------------------------
Cintas Corp.                           131,244             $   9,244,499
Corrections Corporation of America(1)   97,310                 1,715,089
Fair, Issac and Co., Inc.               88,828                 4,102,743
Fair, Issac and Co., Inc.(2)           150,000                 6,922,352
Half (Robert) International, Inc.(1)     1,800                    80,438
Manpower, Inc.                         110,000                 2,770,625
Metzler Group, Inc. (The)(1)           314,880                15,330,720
Metzler Group, Inc. (The)(1)(2)        273,312                13,291,353
Navigant International, Inc.(1)         59,631                   458,413
Romac International, Inc.(1)(2)         45,546                 1,013,061
ServiceMaster Co.                      515,201                11,366,622
Staff Leasing, Inc.(1)                  78,125                   908,203
Staff Leasing, Inc.(1)(2)               78,125                   906,992
Sylvan Learning Systems, Inc.(1)       509,469                15,538,805
Viad Corp.                              40,314                 1,224,538
--------------------------------------------------------------------------------
                                                           $  84,874,453
--------------------------------------------------------------------------------

Chemicals -- 0.8%
--------------------------------------------------------------------------------
Bayer AG ADR                            40,000             $   1,670,348
Dow Chemical Co. (The)                  21,318                 1,938,606
DuPont (E.I.) de Nemours & Co.         223,800                11,875,388
Eastman Chemical Co.                       123                     5,504
Monsanto Co.                         1,142,240                54,256,400
Octel Corp.(1)                           8,322                   115,468
Solutia, Inc.                          200,336                 4,482,518
--------------------------------------------------------------------------------
                                                           $  74,344,232
--------------------------------------------------------------------------------

Communications Equipment -- 2.0%
--------------------------------------------------------------------------------
3Com Corp.(1)                          902,883             $  40,460,444
Ascend Communications, Inc.(1)          11,000                   723,250
Comverse Technology, Inc.(1)           100,000                 7,100,000
Dialogic Corp.(1)                       80,000                 1,572,504
General Cable Corp.                      3,000                    61,500
General Motors Corp., Class H(1)       300,000                11,906,250
L.M. Ericsson Telephone Co., ADR       452,000                10,819,750
Lucent Technologies, Inc.               19,369                 2,130,590
Nokia Corp., Class A ADR               644,720                77,648,464
Northern Telecom Ltd. ADR              138,263                 6,930,433
PairGain Technologies, Inc.(1)         350,581                 2,695,091
Salient 3 Communications, Inc.,
 Class A                                78,125                   712,891
Tellabs, Inc.(1)                       151,623                10,395,652
--------------------------------------------------------------------------------
                                                           $ 173,156,819
--------------------------------------------------------------------------------

                       See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D


Security                              Shares               Value
--------------------------------------------------------------------------------

Communications Services -- 1.9%
--------------------------------------------------------------------------------
Airtouch Communications, Inc.(1)         1,420             $     102,418
Aliant Communications, Inc.             86,322                 3,528,412
Alltel Corp.                            54,746                 3,274,520
American Tower Corp., Class A(1)       149,451                 4,418,145
Ameritech Corp.                         28,968                 1,835,847
AT&T Corp.                              71,617                 5,389,179
Bell Atlantic Corp.                      8,448                   447,744
BellSouth Corp.                         43,912                 2,190,111
Citizens Utilities Corp., Class B(1)    45,311                   368,154
Frontier Corp.                          32,129                 1,092,386
GTE Corp.                               12,176                   791,440
GTE Corp.(2)                            17,500                 1,128,021
Intermedia Communications, Inc.(1)     113,637                 1,960,238
ITC Deltacom, Inc.(1)(2)               628,773                 9,536,050
IXC Communications, Inc.(1)            135,000                 4,539,375
MCI  Worldcom, Inc.(1)               1,422,741               102,081,666
McLeodUSA, Inc.(1)                      57,143                 1,785,719
McLeodUSA, Inc.(1)(2)                   36,000                 1,124,625
Nextel Communications, Inc.,
 Class A(1)                             75,830                 1,791,484
Premiere Technologies, Inc.(1)          28,000                   206,500
SBC Communications, Inc.                10,437                   559,684
Sprint Corp.                             1,885                   158,576
Sprint Corp. (PCS Group)(1)                942                    21,784
Tel-Save Holdings, Inc.(1)             247,376                 4,143,548
Telecom Corp. of New Zealand Ltd. ADR    8,000                   285,500
Teleglobe, Inc.                         88,500                 3,186,000
Telephone & Data Systems, Inc.         131,756                 5,920,785
US West, Inc.                           26,551                 1,715,858
Winstar Communications, Inc.(1)         11,424                   445,536
--------------------------------------------------------------------------------
                                                           $ 164,029,305
--------------------------------------------------------------------------------

Computer Software -- 2.9%
--------------------------------------------------------------------------------
Aspect Development, Inc.(1)(2)         100,000             $   4,417,439
Baan Co., NV ADR(1)                    223,926                 2,351,223
BMC Software, Inc.(1)                    8,000                   356,500
Boole and Babbage, Inc.(1)              40,000                 1,177,500
Cadence Design Systems, Inc.(1)        506,000                15,053,500
Computer Associates
 International, Inc.                   854,500                36,423,063
Compuware Corp.(1)                       1,400                   109,375
CSG Systems International, Inc.(1)      20,558                 1,624,082
HNC Software, Inc.(1)                  329,814                13,336,854
HNC Software, Inc.(1)(2)               147,980                 5,981,448
Intuit, Inc.(1)                        285,917                20,728,983
Microsoft Corp.(1)                     281,755                39,075,897
Oracle Corp.(1)                      1,262,500                54,445,313
Parametric Technology Corp.(1)          94,600                 1,537,250
PeopleSoft, Inc.(1)                    354,174                 6,707,170
Platinum Technology, Inc.(1)           155,000                 2,964,375
Sapient Corp.(1)                       323,876                18,137,056
Security Dynamics Technologies,
 Inc.(1)                                40,000                   920,000
Siebel Systems, Inc.(1)                118,000                 4,004,625
Siebel Systems, Inc.(1)(2)             300,000                10,149,518
Sterling Commerce, Inc.(1)               2,388                   107,460
Structural Dynamics Research
 Corp.(1)                              675,000                13,415,625
Wind River Systems, Inc.(1)             21,622                 1,016,234
Wind River Systems, Inc.(1)(2)          13,000                   610,796
--------------------------------------------------------------------------------
                                                           $ 254,651,286
--------------------------------------------------------------------------------

Computers and Business Equipment -- 7.6%
--------------------------------------------------------------------------------
Cabletron Systems, Inc.(1)              33,715             $     282,363
Cisco Systems, Inc.(1)               1,026,251                95,248,920
Compaq Computer Corp.                   38,490                 1,614,174
Dell Computer Corp.(1)                   3,800                   278,113
Dell Computer Corp.(1)(2)            1,500,000               109,744,655
Dell Computer Corp.(1)(2)              150,512                10,999,533
EMC Corp.(1)                            22,162                 1,883,770
Fore Systems, Inc.(1)                  222,250                 4,069,953
Fore Systems, Inc.(1)(2)                38,466                   703,528
Gateway 2000, Inc.(1)(2)               200,000                10,224,703
Gateway 2000, Inc.(1)(2)               200,000                10,190,578
Hewlett-Packard Co.                    588,680                40,214,203
International Business Machines Corp.  154,198                28,488,081
Lexmark International Group,
 Inc.(1)                             1,841,746               185,095,472
Seagate Technology, Inc.(1)             40,000                 1,210,000
Sun Microsystems, Inc.(1)                3,500                   299,688
Xerox Corp.                          1,334,000               157,411,999
--------------------------------------------------------------------------------
                                                           $ 657,959,733
--------------------------------------------------------------------------------

Conglomerates -- 1.4%
--------------------------------------------------------------------------------
General Electric Co.                 1,066,342             $ 108,833,529
General Electric Co.(2)                 21,155                 2,157,675
United Technologies Corp.               86,242                 9,378,818
--------------------------------------------------------------------------------
                                                           $ 120,370,022
--------------------------------------------------------------------------------

                       See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D


Security                              Shares               Value
--------------------------------------------------------------------------------

Consumer Services-- 0.3%
--------------------------------------------------------------------------------
Block (H&R), Inc.                      366,177             $  16,477,965
Cendant Corp.(1)                       187,999                 3,583,731
Service Corp. International            130,389                 4,962,931
Stewart Enterprises, Inc.              153,992                 3,426,322
--------------------------------------------------------------------------------
                                                           $  28,450,949
--------------------------------------------------------------------------------

Containers and Packaging -- 0.2%
--------------------------------------------------------------------------------
Sealed Air Corp.(1)                    325,000             $  16,595,313
Sonoco Products Co.                     78,571                 2,327,666
--------------------------------------------------------------------------------
                                                           $  18,922,979
--------------------------------------------------------------------------------

Distribution Services -- 1.6%
--------------------------------------------------------------------------------
Airgas, Inc.(1)                        536,219             $   4,792,457
Cardinal Health, Inc.                  747,356                56,705,637
School Specialty, Inc.(1)               66,257                 1,416,234
Sysco Corp.                          1,766,922                48,479,922
U.S. Foodservice, Inc.(1)              505,489                24,768,961
U.S. Foodservice, Inc.(1)(2)            66,438                 3,252,749
US Office Products Co.(1)              149,077                   577,674
Wilmar Industries, Inc.(1)              50,000                 1,015,625
--------------------------------------------------------------------------------
                                                           $ 141,009,259
--------------------------------------------------------------------------------

Drugs -- 9.3%
--------------------------------------------------------------------------------
Abbott Laboratories                  1,208,935             $  59,237,814
Agouron Pharmaceuticals, Inc.(1)       355,077                20,860,774
Allergan, Inc.                          50,000                 3,237,500
American Home Products Corp.             4,600                   259,038
Amgen, Inc.(1)                         405,532                42,403,440
Astra AB, Class A                    1,074,400                21,937,207
Astra AB, Class B ADR                  160,000                 3,310,000
Bristol-Myers Squibb Co.               383,255                51,284,310
Covance, Inc.(1)                        81,250                 2,366,406
Elan Corp., PLC ADR(1)                 339,630                23,625,512
Genentech, Inc.(1)                      80,000                 6,375,000
Genzyme Corp., Class A(1)              970,000                48,257,500
Incyte Pharmaceuticals, Inc.(1)(2)     577,571                21,582,639
Incyte Pharmaceuticals, Inc.(1)        150,856                 5,638,243
Incyte Pharmaceuticals, Inc.(1)(2)     328,053                12,257,303
Lilly (Eli) & Co.                      825,448                73,361,690
Merck & Co., Inc.                      597,415                88,230,727
Parexel International Corp.(1)          35,000                   875,000
Pfizer, Inc.                           881,021               110,513,071
Quintiles Transnational Corp.(1)       195,420                10,430,543
Schering-Plough Corp.                  643,784                35,569,066
Sepracor, Inc.(1)                      440,000                38,775,000
SmithKline Beecham PLC ADR             301,940                20,984,830
Teva Pharmaceutical Industries
 Ltd. ADR(2)                           100,000                 4,065,834
Vertex Pharmaceuticals, Inc.(1)         35,000                 1,041,250
Warner-Lambert Co.                     716,032                53,836,656
Watson Pharmaceuticals, Inc.(1)        599,550                37,696,706
Watson Pharmaceuticals, Inc.(1)(2)     122,888                 7,720,144
--------------------------------------------------------------------------------
                                                           $ 805,733,203
--------------------------------------------------------------------------------

Electric Utilities -- 0.2%
--------------------------------------------------------------------------------
Central and South West Corp.             1,600             $      43,900
Dominion Resources, Inc.                28,938                 1,352,852
Duke Energy Corp.                        1,800                   115,313
New England Electric System              2,700                   129,938
Teco Energy, Inc.                       40,000                 1,127,500
Texas Utilities Co.                    250,196                11,681,026
--------------------------------------------------------------------------------
                                                           $  14,450,529
--------------------------------------------------------------------------------

Electrical Equipment -- 0.5%
--------------------------------------------------------------------------------
American Power Conversion Corp.(1)     200,000             $   9,687,500
AMP, Inc.                              112,340                 5,848,701
Emerson Electric Co.                   159,148                 9,628,454
Molex, Inc., Class A                    90,066                 2,870,854
Rockwell International Corp.           183,400                 8,906,363
Sanmina Corp.(1)(2)                    150,000                 9,363,281
Thomas and Betts Corp.                  22,963                   994,585
--------------------------------------------------------------------------------
                                                           $  47,299,738
--------------------------------------------------------------------------------

Electronics - Instruments -- 0.2%
--------------------------------------------------------------------------------
Dionex Corp.(1)                        362,140             $  13,263,378
Dionex Corp.(1)(2)                      40,000                 1,460,434
Waters Corp.(1)                         29,580                 2,580,855
X-Rite, Inc.                           310,000                 2,402,500
X-Rite, Inc.(2)                        118,000                   914,195
--------------------------------------------------------------------------------
                                                           $  20,621,362
--------------------------------------------------------------------------------

                        See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D


Security                             Shares                Value

--------------------------------------------------------------------------------

Electronics - Semiconductors -- 2.6%
--------------------------------------------------------------------------------
Altera Corp.(1)                          3,600             $     219,150
Analog Devices, Inc.(1)              1,630,000                51,141,250
Burr-Brown Corp.(1)                    600,000                14,062,500
Intel Corp.                            857,173               101,628,573
KLA-Tencor Corp.(1)                     36,000                 1,561,500
Lam Research Corp.(1)                  106,000                 1,888,125
Level One Communications, Inc.(1)       31,129                 1,105,080
Linear Technologies Corp.               66,000                 5,911,125
Maxim Integrated Products Co.(1)(2)     20,664                   895,311
Maxim Intergrated Products Co.(1)       40,000                 1,747,500
Motorola, Inc.                         137,188                 8,377,042
National Semiconductor Corp.(1)         79,368                 1,071,468
Smart Modular Technologies, Inc.(1)     60,000                 1,665,000
Speedfam International, Inc.(1)        221,000                 3,784,625
Texas Instruments, Inc.                337,948                28,915,676
Ultratech Stepper, Inc.(1)             245,129                 3,922,064
Uniphase Corp.(1)(2)                    25,932                 1,798,433
--------------------------------------------------------------------------------
                                                           $ 229,694,422
--------------------------------------------------------------------------------

Engineering and Construction -- 0.1%
--------------------------------------------------------------------------------
Jacobs Engineering Group, Inc.(1)      162,455             $   6,620,041
--------------------------------------------------------------------------------
                                                           $   6,620,041
--------------------------------------------------------------------------------

Entertainment -- 0.6%
--------------------------------------------------------------------------------
Callaway Golf Co.(2)                    35,715             $     365,932
Disney (Walt) Co.                       79,800                 2,394,000
Fox Entertainment Group, Inc.(1)       275,500                 6,939,156
Mattel, Inc.                            20,995                   478,948
Time Warner Inc.(2)                     62,418                 3,866,069
Time Warner Inc.                       501,368                31,116,152
Viacom, Inc., Class A(1)                10,727                   789,105
Viacom, Inc., Class B(1)                80,105                 5,927,770
Westwood One(1)(2)                      61,200                 1,860,782
--------------------------------------------------------------------------------
                                                           $  53,737,914
--------------------------------------------------------------------------------

Environmental Services -- 0.7%
--------------------------------------------------------------------------------
Allied Waste Industries, Inc.(1)       375,000             $   8,859,375
Browning-Ferris Industries, Inc.       423,906                12,054,827
Eastern Environmental Services(1)       83,552                 2,475,228
U.S. Filter Corp.(1)                   160,412                 3,669,425
Waste Management, Inc.                 741,981                34,594,864
--------------------------------------------------------------------------------
                                                           $  61,653,719
--------------------------------------------------------------------------------

Financial Services - Miscellaneous -- 3.4%
--------------------------------------------------------------------------------
American Express Co.                   616,648             $  63,052,257
Associates First Capital Corp.         600,000                25,425,000
Capital One Financial Corp.             73,411                 8,442,265
Citigroup                            1,395,960                69,100,019
Fannie Mae                             940,805                69,619,569
FirstPlus Financial Group, Inc.(1)     120,000                   330,000
Freddie Mac                            352,900                22,739,994
Household International, Inc.          339,293                13,444,485
Providian Financial Corp.              266,261                19,969,538
--------------------------------------------------------------------------------
                                                           $ 292,123,127
--------------------------------------------------------------------------------

Foods -- 3.4%
--------------------------------------------------------------------------------
Archer-Daniels-Midland Co.             143,775             $   2,471,133
Bestfoods                               22,400                 1,192,800
Conagra, Inc.                          326,199                10,275,269
Dean Foods Co.                         150,944                 6,160,402
Flowers Industries, Inc.               435,781                10,431,508
General Mills, Inc.                     24,850                 1,932,088
Keebler Food Products Co.(1)            40,000                 1,505,000
Keebler Food Products Co.(1)(2)         31,480                 1,180,744
Kellogg Co.                             69,714                 2,378,990
McCormick & Co., Inc.                  623,058                21,067,149
Nabisco Holdings Corp., Class A        100,000                 4,150,000
Pioneer Hi-Bred International, Inc.    952,171                25,708,617
Quaker Oats Co. (The)                   39,942                 2,376,549
Ralston Purina Group                    74,659                 2,417,085
Riviana Foods, Inc.                    150,000                 3,703,125
Riviana Foods, Inc.(2)                 100,000                 2,465,664
Sara Lee Corp.                       1,155,944                32,583,172
Tyson Food, Inc.                       870,276                18,493,365
Unilever ADR                         1,652,000               137,012,749
Wrigley (Wm.) Jr. Co.                  113,180                10,136,684
--------------------------------------------------------------------------------
                                                           $ 297,642,093
--------------------------------------------------------------------------------

                        See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D


Security                              Shares              Value
--------------------------------------------------------------------------------

Furniture and Appliances -- 0.5%
--------------------------------------------------------------------------------
HON Industries, Inc.                 1,135,488             $  27,180,744
HON Industries, Inc.(2)                134,930                 3,228,810
Leggett & Platt, Inc.                  298,328                 6,563,216
Miller (Herman), Inc.                  120,000                 3,225,000
--------------------------------------------------------------------------------
                                                           $  40,197,770
--------------------------------------------------------------------------------

Health Services -- 0.7%
--------------------------------------------------------------------------------
Aetna, Inc.                             59,821             $   4,703,426
Beverly Enterprises, Inc.(1)           357,143                 2,410,715
Concentra Managed Care, Inc.(1)        410,257                 4,384,622
FPA Medical Management, Inc.(1)(3)     315,000                     3,150
Genesis Health Ventures, Inc.(1)         4,000                    35,000
Health Management Associates,
 Inc., Class A(1)                      361,170                 7,810,301
HealthSouth Corp.(1)                   146,000                 2,253,875
Integrated Health Services, Inc.        50,000                   706,250
Magellan Health Services, Inc.(1)       50,000                   418,750
MedPartners, Inc.(1)                    17,696                    92,904
Omnicare, Inc.                          25,650                   891,338
Orthodontic Centers of America,
 Inc.(1)                               100,000                 1,943,750
Pacificare Health Systems, Inc.,
 Class B(1)                             19,500                 1,550,250
PhyCor, Inc.(1)                        312,500                 2,128,906
Quest Diagnostics, Inc.(1)              15,625                   278,320
Quorum Health Group, Inc.(1)            55,733                   721,046
Renal Care Group, Inc.(1)              175,282                 5,050,313
Renal Care Group, Inc.(1)(2)           196,225                 5,646,195
Response Oncology, Inc.(1)              44,761                   181,842
Sunrise Assisted Living, Inc.(1)       210,000                10,893,750
Sunrise Assisted Living, Inc.(1)(2)    140,000                 7,259,232
United HealthCare Corp.                 20,000                   861,250
Vencor, Inc.(1)                         25,600                   115,200
--------------------------------------------------------------------------------
                                                           $  60,340,385
--------------------------------------------------------------------------------

Household Products -- 2.7%
--------------------------------------------------------------------------------
Avon Products, Inc.                      8,700             $     384,975
Blyth Industries, Inc.(1)              522,000                16,312,500
Blyth Industries, Inc.(1)(2)            40,000                 1,249,583
Blyth Industries, Inc.(1)(2)            20,000                   624,167
Colgate-Palmolive Co.                   54,337                 5,046,549
Fortune Brands, Inc.                    67,500                 2,134,688
Gillette Co.                         2,632,556               127,185,361
Helen of Troy Ltd.(1)                   65,000                   954,688
Kimberly-Clark Corp.                   551,168                30,038,656
Procter & Gamble Co.                   410,462                37,480,311
Rubbermaid, Inc.                       463,920                14,584,485
--------------------------------------------------------------------------------
                                                           $ 235,995,963
--------------------------------------------------------------------------------

Industrial Equipment -- 0.7%
--------------------------------------------------------------------------------
Dover Corp.                            355,445             $  13,018,173
DT Industries, Inc.                     37,728                   594,216
Federal Signal Corp.                   283,471                 7,760,019
Illinois Tool Works, Inc.              169,010                 9,802,580
Parker-Hannifin Corp.                  150,898                 4,941,910
Regal Beloit Corp.                     265,000                 6,095,000
Tecumseh Products Co., Class A         156,420                 7,293,083
Tyco International Ltd.                 98,730                 7,447,944
--------------------------------------------------------------------------------
                                                           $  56,952,925
--------------------------------------------------------------------------------

Information Services -- 4.7%
--------------------------------------------------------------------------------
Acxiom Corp.(1)                        407,088             $  12,619,728
America Online, Inc.(1)                 21,600                 3,456,000
At Home Corp., Series A(1)(2)           20,291                 1,478,584
At Home Corp., Series A(1)(2)          100,000                 7,373,953
Automatic Data Processing, Inc.      1,856,243               148,847,485
Aztec Technology Partners(1)           119,262                   432,324
Bell and Howell Co.(1)                 115,000                 4,348,438
BISYS Group, Inc. (The)(1)              53,873                 2,781,194
Ceridian Corp.(1)                       90,500                 6,318,031
Computer Sciences Corp.                650,202                41,897,391
DST Systems, Inc.(1)(2)                 93,000                 5,302,390
Dun and Bradstreet Corp. (The)          40,768                 1,286,740
Electronic Data Systems Corp.          155,000                 7,788,750
Equifax, Inc.                           40,000                 1,367,500
First Data Corp.                       282,761                 8,959,989
HBO and Co.                             27,599                   791,746
IDX Systems Corp.(1)(2)                 35,000                 1,538,717
IDX Systems Corp.(1)(2)                 25,000                 1,096,572
IMS Health, Inc.                       249,006                18,784,390
Lason, Inc.(1)(2)                      165,000                 9,597,737
Lason, Inc.(1)(2)                      190,000                11,040,884
National Data Corp.                     81,333                 3,959,900
Nielsen Media Research                  83,002                 1,494,036
Nova Corp.(1)                           75,758                 2,627,856
Paychex, Inc.                           87,976                 4,525,266



                        See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D




Security                             Shares                Value

--------------------------------------------------------------------------------

Information Services (continued)
--------------------------------------------------------------------------------
Reuters Holdings PLC ADR               273,945             $  17,361,264
Reynolds & Reynolds, Inc., Class A     235,989                 5,412,998
Saville Systems PLC ADR(1)             320,000                 6,080,000
Saville Systems PLC ADR(1)(2)           99,197                 1,882,387
Saville Systems PLC ADR(1)(2)              297                     5,635
SunGard Data Systems, Inc.(1)        1,732,319                68,751,409
--------------------------------------------------------------------------------
                                                           $ 409,209,294
--------------------------------------------------------------------------------

Insurance -- 6.6%
--------------------------------------------------------------------------------
20th Century Industries                 70,700             $   1,639,356
Aegon, N.V. ADR                         96,504                11,797,614
Allmerica Financial Corp.                1,500                    86,813
Allstate Corp. (The)                   170,416                 6,582,318
American General Corp.                  91,153                 7,109,934
American International Group, Inc.     427,911                41,346,901
AON Corp.                               78,949                 4,371,801
Berkshire Hathaway, Inc., Class A(1)        80                 5,600,000
Berkshire Hathaway, Inc., Class B(1)    38,078                89,482,900
Chubb Corp.                            101,050                 6,555,619
Conseco, Inc.(2)                       100,000                 3,052,175
Delphi Financial Group, Inc.(1)         40,800                 2,139,450
Gallagher (A.J.) and Co.                35,000                 1,544,375
HSB Group, Inc.                         75,000                 3,079,688
Jefferson-Pilot Corp.                   38,267                 2,870,025
Kansas City Life Insurance Co.          35,400                 2,893,950
Lab Holdings, Inc.                      35,960                   629,300
Marsh & McLennan Cos., Inc.          2,138,866               124,989,981
Mercury General Corp.                    2,000                    87,625
Mutual Risk Management Ltd.          1,043,500                40,826,938
Progressive Corp.                      190,000                32,181,250
Protective Life Corp.                   64,346                 2,561,775
Safeco Corp.                            12,122                   520,488
St. Paul Cos., Inc. (The)              275,532                 9,574,737
SunAmerica, Inc.                     1,810,644               146,888,494
Torchmark Corp.                        222,850                 7,869,391
Transamerica Corp.                      52,304                 6,041,112
UICI(1)                                 57,257                 1,402,797
UICI(1)                                180,000                 4,410,000
UNUM Corp.                             152,200                 8,884,675
--------------------------------------------------------------------------------
                                                           $ 577,021,482
--------------------------------------------------------------------------------

Investment Services -- 0.7%
--------------------------------------------------------------------------------
E*Trade Group, Inc.(1)(2)              100,000             $   4,634,268
Merrill Lynch & Co., Inc.              349,756                23,346,213
Morgan Stanley Dean Witter & Co.       300,431                21,330,601
Morgan Stanley Dean Witter & Co.(2)     52,000                 3,687,385
Price (T. Rowe) Associates, Inc.        86,716                 2,970,023
Schwab (Charles) and Co., Inc.          66,750                 3,750,516
Waddell & Reed Financial, Inc.,
Class A                                 12,680                   300,358
Waddell & Reed Financial, Inc.,
Class B                                 54,575                 1,268,869
--------------------------------------------------------------------------------
                                                           $  61,288,233
--------------------------------------------------------------------------------

Lodging and Gaming -- 0.2%
--------------------------------------------------------------------------------
Royal Caribbean Cruises Ltd.(2)        500,000             $  18,433,400
Sunterra Corp.(1)(2)                    50,000                   749,188
--------------------------------------------------------------------------------
                                                           $  19,182,588
--------------------------------------------------------------------------------

Medical Products -- 5.8%
--------------------------------------------------------------------------------
Allegiance Corp.                        45,322             $   2,113,138
Ballard Medical Products               519,966                12,641,673
Bausch & Lomb, Inc.                    115,804                 6,948,240
Baxter International, Inc.           1,266,028                81,421,425
Becton, Dickinson and Co.                7,265                   310,125
Becton, Dickinson and Co.(2)            28,980                 1,236,589
Boston Scientific Corp.(1)           1,979,700                53,080,706
Dentsply International, Inc.            42,000                 1,081,500
ESC Medical Systems Ltd.(1)             30,000                   315,000
ESC Medical Systems Ltd.(1)(2)         150,000                 1,571,063
Guidant Corp.                          100,000                11,025,000
Heartport, Inc.(1)                      41,026                   241,028
Hillenbrand Industries, Inc.           647,898                36,849,199
Johnson & Johnson Co.                1,575,542               132,148,584
Medtronics, Inc.                     1,086,048                80,639,063
Schein (Henry), Corp.(1)(2)            271,494                12,100,759
Schein (Henry), Corp.(1)               555,700                24,867,575
Schein (Henry), Corp.(1)(2)             17,000                   759,799
Schein (Henry), Corp.(1)(2)            281,000                12,557,984
Sofamor Danek Group, Inc.(1)           223,000                27,150,250
St. Jude Medical, Inc.(1)               42,144                 1,166,862
Steris Corp.(1)                         78,394                 2,229,329
--------------------------------------------------------------------------------
                                                           $ 502,454,891
--------------------------------------------------------------------------------



                       See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D


Security                                 Shares            Value
--------------------------------------------------------------------------------

Metals - Gold -- 0.0%
--------------------------------------------------------------------------------
Freeport-McMoran Copper & Gold, Inc.     6,000             $      62,625
--------------------------------------------------------------------------------
                                                           $      62,625
--------------------------------------------------------------------------------

Metals - Industrial -- 0.0%
--------------------------------------------------------------------------------
Cyprus Amax Minerals Co.                20,950             $     209,500
Nucor Corp.(2)                          22,648                   979,199
--------------------------------------------------------------------------------
                                                           $   1,188,699
--------------------------------------------------------------------------------

Minerals and Fertilizer -- 0.0%
--------------------------------------------------------------------------------
Mississippi Chemical Corp.             272,180             $   3,810,520
--------------------------------------------------------------------------------
                                                           $   3,810,520
--------------------------------------------------------------------------------

Natural Gas Distribution -- 0.1%
--------------------------------------------------------------------------------
Columbia Energy Group                        1             $          29
Dynegy, Inc.                           290,000                 3,171,875
KN Energy, Inc.                         20,000                   727,500
National Fuel Gas Co.                    2,000                    90,375
Sonat, Inc.                            107,200                 2,901,100
--------------------------------------------------------------------------------
                                                           $   6,890,879
--------------------------------------------------------------------------------

Oil and Gas - Equipment and Services -- 1.1%
--------------------------------------------------------------------------------
Baker Hughes, Inc.                     739,234             $  13,075,201
Core Laboratories(1)(2)                560,000                10,668,767
Halliburton Co.                      1,501,550                44,483,419
National-Oilwell, Inc.(1)               50,000                   559,375
National-Oilwell, Inc.(1)(2)           416,400                 4,652,264
Newpark Resources, Inc.(1)             110,000                   749,375
Noble Drilling, Inc.(1)                170,000                 2,199,375
Patterson Energy, Inc.(1)              200,000                   812,500
Schlumberger Ltd.                      367,470                16,949,554
Syntroleum Corp.(1)                      2,735                    16,923
Weatherford International(1)            56,750                 1,099,531
--------------------------------------------------------------------------------
                                                           $  95,266,284
--------------------------------------------------------------------------------

Oil and Gas - Exploration
and Production -- 1.0%
--------------------------------------------------------------------------------
Anadarko Petroleum Corp.             2,204,000             $  68,048,499
Apache Corp.                           127,003                 3,214,763
Burlington Resources, Inc.             119,335                 4,273,685
El Paso Energy Corp.                    45,000                 1,566,563
Oryx Energy Co.(1)                     369,103                 4,959,822
Triton Energy, Ltd.(1)                     700                     5,556
Union Pacific Resources Group, Inc.     79,795                   723,142
USX-Marathon Group                      50,005                 1,506,401
--------------------------------------------------------------------------------
                                                           $  84,298,431
--------------------------------------------------------------------------------

Oil and Gas - Integrated -- 1.2%
--------------------------------------------------------------------------------
Amoco Corp.                            299,345             $  17,661,355
Atlantic Richfield Co.                  41,766                 2,725,232
British Petroleum Co. PLC ADR              512                    48,640
Chevron Corp.                           55,600                 4,611,325
Exxon Corp.                            222,963                16,304,169
Mobil Corp.                            450,645                39,262,446
Murphy Oil Corp.                        29,700                 1,225,125
Pennzoil-Quaker State Co.               74,458                 1,102,907
Royal Dutch Petroleum Co.               33,417                 1,599,839
Texaco, Inc.                               700                    37,013
Tosco Corp.(2)                         314,619                 8,138,053
Tosco Corp.(2)                         300,000                 7,738,307
--------------------------------------------------------------------------------
                                                           $ 100,454,411
--------------------------------------------------------------------------------

Paper and Forest Products -- 0.6%
--------------------------------------------------------------------------------
Caraustar Industries, Inc.             224,961             $   6,425,449
Champion International Corp.            20,203                   818,222
Fort James Corp.                        56,401                 2,256,040
Georgia-Pacific Corp. - G-P Group      305,098                17,867,302
Georgia-Pacific Corp. - G-P
Group(2)                                14,133                   826,974
Georgia-Pacific Corp. - Timber
Group                                  305,098                 7,265,146
Louisiana Pacific Corp.                 55,364                 1,013,853
Mead Corporation (The)                  38,768                 1,136,387
Union Camp Corp.                        80,309                 5,420,858
Weyerhaeuser Co.                       101,205                 5,142,479
Willamette Industries, Inc.             53,000                 1,775,500
--------------------------------------------------------------------------------
                                                           $  49,948,210
--------------------------------------------------------------------------------

Photography -- 0.1%
--------------------------------------------------------------------------------
Eastman Kodak Co.                       64,225             $   4,624,200
--------------------------------------------------------------------------------
                                                           $   4,624,200
--------------------------------------------------------------------------------



                       See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D




Security                               Shares              Value
--------------------------------------------------------------------------

Printing and Business Products -- 0.7%
--------------------------------------------------------------------------
American Business Products, Inc.       261,355             $   6,141,843
Avery Dennison Corp.                   803,004                36,185,368
Bowne & Co., Inc.                      172,640                 3,085,940
Consolidated Graphics, Inc.(1)          35,064                 2,369,012
Consolidated Graphics, Inc.(1)(2)       35,151                 2,367,488
Consolidated Graphics, Inc.(1)(2)       35,977                 2,424,571
Corporate Express, Inc.(1)              92,486                   479,771
Danka Business Systems, PLC ADR          1,000                     4,188
Deluxe Corp.                            80,675                 2,949,680
Donnelley (R.R.) & Sons Co.             32,896                 1,441,256
Harland (John H.) Co.                   51,540                   814,976
Ikon Office Solutions, Inc.            115,500                   988,969
Workflow Management, Inc.(1)            79,508                   526,740
--------------------------------------------------------------------------
                                                           $  59,779,802
--------------------------------------------------------------------------

Publishing -- 1.2%
--------------------------------------------------------------------------
Belo (A.H.) Corp.                      110,220             $   2,197,511
Dow Jones & Co., Inc.                  376,300                18,109,438
Gannett Co., Inc.                      280,900                18,118,050
Houghton Mifflin Co.                    97,400                 4,602,150
McGraw-Hill Companies, Inc. (The)      455,608                46,415,065
Meredith Corp.                         190,000                 7,196,250
The MacClatchy Co., Class A             48,066                 1,700,335
Times Mirror Co., Class A              151,670                 8,493,520
--------------------------------------------------------------------------
                                                           $ 106,832,319
--------------------------------------------------------------------------

Real Estate -- 0.5%
--------------------------------------------------------------------------
Avalonbay Communities, Inc.             55,000             $   1,883,750
Catellus Development Corp.(1)          290,000                 4,150,625
Equity Office Properties Trust           2,812                    67,488
Grubb and Ellis Co.(1)(2)              100,000                   805,242
LaSalle Partners, Inc.(1)(2)           213,193                 6,273,777
Patriot America Hospitality, Inc.      132,212                   793,272
Redwood Trust, Inc.                     71,710                 1,003,940
Rouse Co. (The)                        127,700                 3,511,750
Trammell Crow Co.(1)(2)                876,098                24,500,081
Ventas, Inc.(1)                         25,600                   312,000
--------------------------------------------------------------------------
                                                           $  43,301,925
--------------------------------------------------------------------------

Restaurants -- 1.1%
--------------------------------------------------------------------------
Bob Evans Farms, Inc.                   48,193             $   1,256,030
Boston Chicken, Inc.(1)(3)              38,500                       385
Brinker International, Inc.(1)         435,034                12,561,607
CKE Restaurants, Inc.(2)               110,000                 3,237,046
CKE Restaurants, Inc.(2)                11,000                   323,381
Lone Star Steakhouse and Saloon,
Inc.(1)                                145,981                 1,341,200
Lone Star Steakhouse and Saloon,
Inc.(1)(2)                             200,000                 1,835,203
McDonald's Corp.                       270,607                20,735,261
Outback Steakhouse, Inc.(1)             77,101                 3,074,402
Outback Steakhouse, Inc.(1)(2)         130,181                 5,184,479
Outback Steakhouse, Inc.(1)(2)         250,000                 9,955,458
Papa John's International, Inc.(1)      25,807                 1,138,734
Papa John's International,
Inc.(1)(2)                              51,744                 2,280,350
Sonic Corp.(1)(2)                       47,338                 1,176,061
Starbucks Corp.(1)                     342,000                19,194,750
Tricon Global Restaurants, Inc.(1)     175,767                 8,810,321
--------------------------------------------------------------------------
                                                           $  92,104,668
--------------------------------------------------------------------------

Retail - Food and Drug -- 4.6%
--------------------------------------------------------------------------
Albertson's, Inc.                    2,340,219             $ 149,042,697
Albertson's, Inc.(2)                    10,000                   634,890
CVS Corp.                            2,176,571               119,711,404
General Nutrition Companies,
Inc.(1)                                 44,460                   722,475
Hannaford Brothers Co.                  30,849                 1,634,997
Kroger Co. (The)(1)                     22,800                 1,379,400
Rite Aid Corp.                           6,000                   297,375
Safeway, Inc.(1)                     1,777,501               108,316,466
Walgreen Co.                            13,750                   805,234
Whole Foods Market, Inc.(1)             90,000                 4,353,750
Winn-Dixie Stores, Inc.                320,221                14,369,917
--------------------------------------------------------------------------
                                                           $ 401,268,605
--------------------------------------------------------------------------

Retail - General -- 1.8%
--------------------------------------------------------------------------
99 Cents Only Stores(1)(2)             428,337             $  21,033,989
Casey's General Stores, Inc.(2)         75,000                   976,529
Department 56, Inc.(1)                 190,000                 7,136,875
Department 56, Inc.(1)(2)               29,404                 1,101,045
Dollar General Corp.                    25,625                   605,391
Dollar Tree Stores, Inc.(1)            292,500                12,778,594
Dollar Tree Stores, Inc.(1)(2)         247,792                10,821,805
Harcourt General, Inc.                 216,416                11,510,626
May Department Stores Co. (The)        104,258                 6,294,577
Nordstrom, Inc.                         27,610                   957,722



                       See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D



Security                             Shares                Value
--------------------------------------------------------------------------

Retail - General (continued)
--------------------------------------------------------------------------
Penney (J.C.) Company, Inc.          1,117,673             $   52,390,922
Wal-Mart Stores, Inc.                  428,060                 34,860,136
--------------------------------------------------------------------------
                                                           $  160,468,211
--------------------------------------------------------------------------

Retail - Specialty and Apparel -- 2.8%
--------------------------------------------------------------------------
Abercrombie and Fitch Co., Class
A(1)                                     2,802             $      198,242
Burlington Coat Factory Warehouse
Corp.                                  543,600                  8,867,475
Home Depot, Inc. (The)               2,517,746                154,054,582
Limited, Inc. (The)                    205,000                  5,970,625
Lowe's Companies                        60,000                  3,071,250
Office Depot, Inc.(1)                  140,000                  5,171,250
OfficeMax, Inc.(1)                     672,867                  8,242,621
Pep Boys - Manny, Moe & Jack (The)      35,476                    556,530
Pep Boys - Manny, Moe & Jack
(The)(2)                                62,500                    980,142
Pier 1 Imports, Inc.(2)                150,000                  1,451,914
Pier 1 Imports, Inc.(2)                 75,000                    725,654
Pier 1 Imports, Inc.(2)                125,000                  1,207,163
Republic Industries, Inc.(1)         2,719,023                 40,105,589
Staples, Inc.(1)                       150,000                  6,553,125
Tandy Corp.                             60,000                  2,471,250
Tiffany and Co.                         22,000                  1,141,250
TJX Companies, Inc. (The)               50,000                  1,450,000
Toys "R" Us, Inc.(1)                    73,255                  1,236,178
--------------------------------------------------------------------------
                                                           $  243,454,840
--------------------------------------------------------------------------

Specialty Chemicals and Materials -- 1.3%
--------------------------------------------------------------------------
Corning, Inc.                          130,000             $    5,850,000
Dexter Corp. (The)                      36,139                  1,136,120
Ecolab, Inc.                         2,063,536                 74,674,208
International Flavors &
Fragrances, Inc.                       148,101                  6,544,213
International Specialty Products,
Inc.(1)                                 59,000                    800,188
MacDermid, Inc.                         30,000                  1,173,750
Millipore Corp.                        101,440                  2,884,700
Minnesota Mining & Manufacturing
Co.                                     42,731                  3,039,242
Morton International, Inc.              34,000                    833,000
Nalco Chemical Co.                     224,852                  6,970,412
Pall Corp.                             216,000                  5,467,500
RPM, Inc.                               70,138                  1,122,208
--------------------------------------------------------------------------
                                                           $  110,495,541
--------------------------------------------------------------------------

Tobacco -- 0.2%
--------------------------------------------------------------------------
Philip Morris Cos., Inc.               249,706             $   13,359,271
--------------------------------------------------------------------------
                                                           $   13,359,271
--------------------------------------------------------------------------

Transportation -- 0.4%
--------------------------------------------------------------------------
Arnold Industries, Inc.                148,543             $    2,395,256
Burlington Northern Santa Fe Corp.     188,799                  6,371,966
Coach USA, Inc.(1)                     168,889                  5,858,337
Coach USA, Inc.(1)(2)                  185,676                  6,438,704
FDX Corp.(1)                            93,723                  8,341,347
Heartland Express, Inc.(1)             250,000                  4,375,000
Union Pacific Corp.                     92,081                  4,149,400
--------------------------------------------------------------------------
                                                           $   37,930,010
--------------------------------------------------------------------------

Trucks and Parts -- 0.0%
--------------------------------------------------------------------------
Paccar, Inc.                            46,602             $    1,916,507
--------------------------------------------------------------------------
                                                           $    1,916,507
--------------------------------------------------------------------------

Total Common Stocks
    (identified cost $5,715,068,624)                       $8,246,680,855

Put Options Purchased -- 0.0%

Security                                Shares                     Value
--------------------------------------------------------------------------
Computers and Business Equipment -- 0.0%
--------------------------------------------------------------------------
Dell Computer, Expires 1/16/99,
Strike Price 45                        250,000             $       31,250
Dell Computer, Expires 1/16/99,
Strike Price 50                        250,000                     15,625
Dell Computer, Expires 2/20/99,
Strike Price 50                        250,000                    195,313
Dell Computer, Expires 2/20/99,
Strike Price 55                        500,000                    562,500
--------------------------------------------------------------------------
                                                           $      804,688
--------------------------------------------------------------------------

Total Put Options Purchased
    (identified cost $5,771,939)                           $      804,688
--------------------------------------------------------------------------




                       See notes to financial statements

Tax-Managed Growth Portfolio as of December 31, 1998

PORTFOLIO OF INVESTMENTS CONT'D


Rights--0.0%


Security                                Shares             Value
--------------------------------------------------------------------------
Oil and Gas - Exploration
and Production -- 0.0%
--------------------------------------------------------------------------
Triton Energy, Ltd.(1)                      51             $            0
--------------------------------------------------------------------------
                                                           $            0
--------------------------------------------------------------------------

Total Rights
    (identified cost $0)                                   $            0
--------------------------------------------------------------------------

Convertible Preferred Stocks -- 0.4%

Security                                Shares             Value
--------------------------------------------------------------------------

Entertainment -- 0.4%
--------------------------------------------------------------------------
Time Warner Inc., Series J(3)          100,187             $   26,526,391
Time Warner Inc., Series J(2)(3)        21,410                  5,657,362
--------------------------------------------------------------------------
                                                           $   32,183,753
--------------------------------------------------------------------------

Financial - Miscellaneous -- 0.0%
--------------------------------------------------------------------------
American General Corp., Series D        21,474             $    1,406,547
--------------------------------------------------------------------------
                                                           $    1,406,547
--------------------------------------------------------------------------

Insurance -- 0.0%
--------------------------------------------------------------------------
Aetna, Inc., Series C                      449             $       34,152
--------------------------------------------------------------------------
                                                           $       34,152
--------------------------------------------------------------------------

Total Convertible Preferred Stocks
    (identified cost $14,428,021)                          $   33,624,452
--------------------------------------------------------------------------

Commercial Paper -- 4.3%

                                    Face Amount
Name of Company                     (000's omitted)        Value
--------------------------------------------------------------------------
American Express Credit Corp.,
6.00%, 1/8/99                       $   76,827             $   76,737,368
Associates Corp. of North
America,
5.25%, 1/4/99                           37,141                 37,124,751
Corporate Receivables Corp.,
5.50%, 1/8/99                           30,000                 29,967,917
Ford Motor Credit Co., 5.53%,
1/8/99                                  77,696                 77,612,455
General Electric Capital Co.,
5.50%, 1/4/99                           56,607                 56,581,055
Prudential Funding Corp., 5.80%,
1/8/99                                  95,000                 94,892,861
--------------------------------------------------------------------------

Total Commercial Paper
    (identified cost $372,916,407)                         $  372,916,407
--------------------------------------------------------------------------

Short-Term Investments -- 0.7%


                                    Face Amount
Name of Company                     (000's omitted)        Value
--------------------------------------------------------------------------
Federal Home Loan Mortgage Corp.,
4.50%, 1/4/99                       $   59,313             $   59,290,758
--------------------------------------------------------------------------

Total Short-Term Investments
    (identified cost $59,290,758)                          $   59,290,758
--------------------------------------------------------------------------

Total Investments -- 100.1%
    (identified cost $6,167,475,749)                       $8,713,317,160
--------------------------------------------------------------------------

Other Assets, Less Liabilities -- (0.1)%                   $   (8,457,825)
--------------------------------------------------------------------------

Net Assets -- 100.0%                                       $8,704,859,335
--------------------------------------------------------------------------

ADR-American Depositary Receipt

(1)  Non-income producing security.

(2) Security restricted from resale for a period not exceeding one year. At December 31, 1998, the value of these securities totaled $565,804,292 or 6.5% of net assets.

(3) Security valued at fair value using methods determined in good faith by or at the direction of the Trustees.




                       See notes to financial statements

Belair Capital Fund LLC as of December 31, 1998

INDEPENDENT AUDITORS' REPORT


To the Shareholders
of Belair Capital Fund LLC
--------------------------------------------------------------------------------
We have audited the accompanying statement of assets and liabilities, including the portfolio of investments of Belair Capital Fund LLC, as of December 31, 1998, and the related statements of operations, statement of changes in net assets and cash flows for the period from the start of business, February 6, 1998, to December 31, 1998. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities of securities owned as of December 31, 1998 by correspondence with the custodian; for certain securities that were out for registration, we confirmed such securities with the agent processing the registration. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Belair Capital Fund LLC as of December 31, 1998, the results of its operations, the changes in its net assets and its cash flows for the period from the start of business, February 6, 1998, to December 31, 1998, in conformity with generally accepted accounting principals.



                                  DELOITTE & TOUCHE LLP
                                  Boston, Massachusetts
                                  February 12, 1999

                                  EXHIBIT INDEX


                 EXHIBIT NO.         DESCRIPTION

         3 Copy of Amended and Restated Operating Agreement of the Fund dated February 6, 1998 and First Amendment thereto dated November 24, 1998. (Note: the Operating Agreement also defines the rights of the holders of Shares of the Fund)

         4 Copy of Loan and Security Agreement dated as of February 5, 1998, First Amendment thereto dated as of April 30, 1998; Second Amendment thereto dated as of June 25, 1998; Third Amendment thereto dated as of December 18, 1998; and Fourth Amendment thereto dated as of February 23, 1999.

         10(1) Copy of Investment Advisory and Administration Agreement between the Fund and Boston Management and Research dated November 24, 1998.

         10(2) Copy  of  Management   Agreement   between   Belair  Real  Estate
               Corporation and Boston Management and Research dated November 23, 1998.

         10(3) Copy of Investor  Servicing  Agreement between the Fund and Eaton
               Vance Distributors, Inc. dated October 28, 1997.

         10(4) Copy of Custody and Transfer Agency Agreement between the Fund and Investors Bank & Trust Company dated October 28, 1997.

         11    Not applicable and not filed.

         12    Not applicable and not filed.

         21    List of Subsidiaries of the Fund.

         27    Financial Data Schedule

         99 Form N-SAR of Eaton Vance Tax-Managed Growth Portfolio (File No. 811-7409) for its fiscal year ended December 31, 1998 filed electronically with the Securities and Exchange Commission under the Investment Company Act of 1940 on March 1, 1999 (Accession No. 0000940394-99-000113) (incorporated herein by reference pursuant to Rule 12b-32).